UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

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AMBAC FINANCIAL GROUP, INC.

NOTICE OF

2004 ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

Meeting Date:

Tuesday, May 4, 2004

at 11:30 A.M. (local time)

Meeting Place:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

March 25, 2004

Dear Stockholders:

It is our pleasure to invite you to Ambac’s 2004 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 4, 2004, at 11:30 a.m. at our executive offices in New York City. At the stockholders meeting, Mr. Lassiter will cover the business items and Mr. Genader will review the major developments of 2003 and answer your questions.

This booklet includes the Notice of the 2004 Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting.

Your vote is important. Most shareholders have a choice of voting on the internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the internet, you do not need to return your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Phillip B. Lassiter	Robert J. Genader
Chairman of the Board	President and Chief Executive Officer

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

March 25, 2004

Dear Stockholders:

We will hold the 2004 Annual Meeting of Stockholders on Tuesday, May 4, 2004 at 11:30 a.m. (local time) at our executive offices at One State Street Plaza in New York City. At the Annual Meeting, we will ask you to:

•	Elect nine directors;

•	Amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million to 350 million;

•	Approve amendments to the Ambac 1997 Non-Employee Directors Equity Plan;

•	Ratify the selection of KPMG LLP as independent auditors for 2004; and

•	Consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on March 9, 2004.

Along with the attached Proxy Statement, we are also sending you the Ambac 2003 Annual Report, which includes our financial statements.

Anne G. Gill

Managing Director, Corporate Secretary

and Assistant General Counsel

PROXY STATEMENT FOR THE AMBAC FINANCIAL GROUP, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because Ambac’s Board of Directors is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

Who Is Entitled to Vote?

March 9, 2004 is the record date for the meeting. If you owned Ambac common stock at the close of business on March 9, 2004, you are entitled to vote. On that date, there were 108,092,315 shares of Ambac common stock outstanding and entitled to vote at the meeting. Ambac common stock is our only class of voting stock. We will begin mailing this Proxy Statement on March 25, 2004 to all stockholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each share of Ambac common stock that you owned at the close of business on March 9, 2004. The proxy card indicates the number.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” Proposal 1 (Elect Nine Directors);

•	“FOR” Proposal 2 (Amend the Certificate of Incorporation to Increase the Number of Shares from 200 Million to 350 Million);

•	“FOR” Proposal 3 (Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan); and

•	“FOR” Proposal 4 (Ratify Selection of KPMG LLP as Independent Auditors for 2004).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the internet or by telephone. Please note that there are separate internet and telephone arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a registered stockholder, you may vote by telephone, or electronically through the internet, by following the instructions provided on your proxy card.

If your shares are held in “street name”, you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote via the internet, you may incur costs, such as usage charges from internet access providers and telephone companies. You will be responsible for those costs.

Whether you plan to attend the Annual Meeting or not, we urge you to vote. Returning the proxy card or voting by telephone or over the internet will not affect your right to attend the Annual Meeting and vote.

May I Revoke My Proxy?

Yes. You may change your mind after you send in your proxy card by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to Ambac’s Corporate Secretary at the address indicated on page 47 under “Information about Stockholder Proposals”; or

•	Attend the Annual Meeting and vote in person.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.

If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on March 9, 2004.

How Do Employees in the Ambac Stock Fund Vote?

If you are an employee who participates in our Savings Incentive Plan (“SIP”), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. The SIP Trustee will send you a voting instruction card instead of a proxy card. This voting instruction card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of March 9, 2004.

•	If you complete, sign and return the voting instruction card on time, the SIP trustee will vote the shares as you have directed.

•	If you do not complete, sign and return the voting instruction card on time, the SIP trustee will not vote the shares credited to your account.

What Votes Do We Need to be Present to Hold the Annual Meeting?

We need a majority of the shares of Ambac common stock outstanding on March 9, 2004 to be present, in person or by proxy, to hold the Annual Meeting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Amend the Certificate of Incorporation to Increase the Number of Shares of Common Stock from 200 Million to 350 Million	The affirmative vote of a majority of the shares of Ambac common stock outstanding and entitled to vote at the Annual Meeting is required to approve the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of Ambac common stock from 200 million to 350 million. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 3: Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the proposed amendments to the Ambac 1997 Non-Employee Directors Equity Plan. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 4: Ratify Selection of Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of independent auditors. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

What Is the Effect of Broker Non-Votes?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, if your broker holds your shares in its “street” name, the broker may vote your shares on Proposal 1 (Elect Nine Directors), Proposal 2 (Amend the Certificate of Incorporation to Increase the Number of Shares of Common Stock from 200 Million to 350 Million) and Proposal 4 (Ratify Selection of Auditors) even if it does not receive instructions from you. However, your broker may not vote your shares on Proposal 3 (Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan) unless you give him or her specific voting instructions. A broker non-vote will have no effect on the outcome of this proposal.

Is Voting Confidential?

We maintain a policy of keeping all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are sending only one Annual Report and Proxy Statement to stockholders who have the same address and last name unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This “householding” practice reduces our printing and postage costs. Stockholders may request a separate copy of the Annual Report and Proxy Statement as follows:

•	Record stockholders wishing to discontinue or begin householding, or any record stockholder residing at a household address wanting to request delivery of a copy of the Annual Report and Proxy Statement, should contact our transfer agent, Citibank, N.A., at 212-657-5997 or may write to Citibank at 111 Wall Street, 5th Floor, New York, New York 10043.

•	Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Ambac will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder Communications, Inc. is assisting us with the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses.

How Do I Obtain an Annual Report on Form 10-K?

We have filed our Annual Report on Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission. Our Form 10-K contains information that is not included in our Annual Report that we are sending you with this Proxy Statement. You can find the Form 10-K on Ambac’s website at www.ambac.com. You also may ask us for a copy and we will send you one without charge. Please write to:

Investor Relations

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Attention:	Peter R. Poillon,
Managing Director, Investor Relations

or contact Mr. Poillon at (212) 208-3333 or at ppoillon@ambac.com.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2004, which we will file with the SEC in August 2004. You can find the Form 10-Q on Ambac’s website at www.ambac.com.

Do Directors Attend the Annual Meeting?

Ambac encourages directors to attend Ambac’s Annual meeting of Stockholders. Last year, all of our directors attended the Annual Meeting. At the May Board meeting, the Board will consider adopting a more formal policy regarding director attendance at the annual stockholder meetings.

Can a Stockholder Communicate Directly with our Board? If so, how?

Yes. You may communicate directly with our Board, including our non-executive Chairman, by writing to the Company’s Secretary at the address on the cover of this Proxy Statement or by sending an e-mail to the Company’s Secretary at the address given in the answer to the next question below. The Company’s Secretary will then forward your questions or comments directly to the Board.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or voting, please contact Anne Gill, our Corporate Secretary, at (212) 208-3355 or at agill@ambac.com.

If you have any questions about your ownership of Ambac common stock, please call Peter Poillon, Managing Director, Investor Relations, at (212) 208-3333 or at ppoillon@ambac.com.

INFORMATION ABOUT AMBAC COMMON STOCK OWNERSHIP

Which Stockholders own at least 5% of Ambac?

The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 2003. Our information is based on reports filed with the Securities and Exchange Commission by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class

J.P. Morgan Chase & Co.	10,260,026	9.6%
270 Park Avenue New York, New York 10017

Wellington Management Company, LLP	8,581,334	8.0%
75 State Street Boston, Massachusetts 02109

FMR Corp.	6,559,108	6.1%
82 Devonshire Street Boston, Massachusetts 02109

Citigroup Inc.	5,846,824	5.5%
339 Park Avenue New York, New York 10043

How Much Stock is Owned By Directors and Executive Officers?

The following table shows the Ambac common stock owned directly or indirectly by Ambac’s directors, director nominees and executive officers as of February 1, 2004. Except for Mr. Lassiter, no director, director nominee or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors, director nominees and executive officers as a group beneficially own 3.57% of the shares of Ambac common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (2)(3)(4)(5)(6)	Percent of Class	Unvested RSUs(7)	PSUs(8)	Total Holdings (including RSUs and PSUs)

Outside Directors
Michael A. Callen	42,449	—	3,035	9,781	55,265
Renso L. Caporali	27,471	—	3,073	7,510	38,054
Jill M. Considine	11,885	—	3,073	2,509	17,467
Richard Dulude	32,891	—	3,035	10,507	46,433
W. Grant Gregory	26,928	—	3,035	10,254	40,217
Laura S. Unger	2,188	—	3,015	—	5,203

Director Nominee
Henry D.G. Wallace	0	—	0	—	0

Executive Officers
Phillip B. Lassiter(1)	2,072,993	1.92%	0	—	2,072,993
Robert J. Genader	733,564	—	32,970	—	766,534
David L. Boyle	404,511	—	16,187	—	420,698
John W. Uhlein III	146,910	—	15,939	—	162,849
Kevin J. Doyle	69,495	—	6,716	—	76,211
All executive officers and directors as a group (18 persons)	3,862,979	3.57%	143,274	40,561	4,046,814

(1)	Mr. Lassiter retired as Chief Executive Officer as of January 27, 2004 and is no longer an executive officer. He continues to serve as non-executive Chairman.

(2)	To our knowledge, except for Messrs. Lassiter, Genader, Boyle and Doyle, who share voting and investment power with their spouses, each of the directors and executive officers has sole voting and investment power over his or her shares.

(3)	The number of shares shown for Mr. Lassiter includes 12,000 shares owned by his spouse. Mr. Lassiter disclaims beneficial ownership of these shares.

The number of shares shown for Mr. Boyle includes 500 shares owned by his spouse. The number of shares shown for Mr. Uhlein includes 90 shares owned by his spouse in her IRA.

(4)	The number of shares shown for each director and executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of February 1, 2004 or that will become exercisable within 60 days after February 1, 2004. These shares are shown in the following table

Outside Directors	Number Of Shares	Executive Officers	Number Of Shares
Mr. Callen	20,250	Mr. Lassiter	875,957
Dr. Caporali	17,250	Mr. Genader	221,080
Ms. Considine	11,876	Mr. Boyle	376,464
Mr. Dulude	20,250	Mr. Uhlein	34,883
Mr. Gregory	20,250	Mr. Doyle	55,750
Ms. Unger	2,188
Mr. Wallace	0

(5)	The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of February 1, 2004 by these executive officers in our Savings Incentive Plan (“SIP ”). Our information on these shares is based on reports from the SIP Trustee.

(6)	The number of shares shown for Messrs. Lassiter, Genader, Boyle and Uhlein include vested restricted stock units (“RSUs”) that we awarded under our equity plans. These RSUs are shown in the following table:

Executive Officers	Number of Vested RSUs
Mr. Lassiter	1,172,769
Mr. Genader	459,138
Mr. Boyle	17,323
Mr. Uhlein	89,966

For more information about RSUs granted to our executive officers, see footnote 2 to the “Summary Compensation Table” below.

(7)	This column shows the 3,000 RSUs that were granted to each of Messrs. Callen, Dulude and Gregory at the 2002 Annual Meeting under the Ambac 1997 Non-Employee Directors Equity Plan and accrued dividends, the 3,000 RSUs that were granted to Dr. Caporali and Ms. Considine at the 2000 Annual Meeting under the 1997 Non-Employee Directors Equity Plan and accrued dividends and the 3,000 RSUs that were granted to Ms. Unger at the 2003 Annual Meeting and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 12 under “How We Compensate Directors.”

This column also shows RSUs for Messrs. Lassiter, Genader, Boyle, Uhlein and Doyle that were awarded as part of each executive officer’s 2001 bonus, 2002 bonus and 2003 bonus pursuant to the Ambac Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub-Plan”) and accrued dividends. See page 31 for more detailed descriptions of these awards made pursuant to the Sub-Plan.

(8)	Under Ambac’s Deferred Compensation Plan, directors may defer their cash compensation. If a director has elected to defer cash compensation into Phantom Stock Units (“PSUs”), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see below at page 13.

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2003?

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers, and greater-than-10% stockholders—file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. Our insiders must also provide us with copies of the reports.

We reviewed copies of all reports furnished to us and obtained written representations from our insiders that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 2003.

INFORMATION ABOUT DIRECTORS

The Board of Directors

The Board oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel, outside auditors, investment bankers and other consultants) by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 2003. All directors attended at least 75% of the Board meetings and meetings of the committees of which they were members.

Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a leading triple-A rated financial guarantee insurance company.

Director Independence

The Board has determined that all of Ambac’s directors are independent, with the exception of Phillip B. Lassiter, who served as our Chief Executive Officer until January 27, 2004, and Robert J. Genader, who is currently our President and Chief Executive Officer.

The Governance Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Governance Committee considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Governance Committee may determine from time to time.

Following such annual review, the Governance Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the New York Stock Exchange requirements for independence are considered independent directors.

The Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries. All of the directors who serve as members of these committees, are independent in accordance with the listing rules of the New York Stock Exchange.

The Audit Committee	The Audit Committee recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors and our internal auditors, reviews audit findings and accounting policies, assesses the adequacy of internal controls and risk management, reviews and approves Ambac’s financial disclosures and oversees compliance with Ambac’s Code of Business Conduct. The Audit Committee also meets privately, outside the presence of Ambac management, with both the independent auditors and the internal auditors. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent. The Audit Committee’s Report for 2003 is printed below at pages 15 and 16.

The Board has adopted a written charter for the Audit Committee. In May 2003, the Audit Committee made certain revisions to the charter in accordance with the rules of the New York Stock Exchange. A copy of the revised Charter is attached as Appendix A to this Proxy Statement and is available at our website: http://www.ambac.com. A copy of the Audit Committee Charter is also available to stockholders free of charge on request to Anne G. Gill, our Corporate Secretary, at 212-208-3355 or agill@ambac.com.

The Committee met nine times during 2003.

Messrs. Callen, Dulude and Gregory and Dr. Caporali and Ms. Considine and Ms. Unger currently serve as members of the Audit Committee. Mr. Callen serves as Chairman of the Audit Committee.

The Compensation Committee	The Compensation Committee establishes and approves all elements of compensation for the executive officers. Each year, as the SEC requires, the Compensation Committee reports to you on executive compensation. The Compensation Committee’s Report on Executive Compensation for 2003 is printed below, starting at page 29.

The Compensation Committee administers the Ambac 1997 Equity Plan and has sole authority for awards under the plan. The Compensation Committee evaluates existing and proposed employee benefit plans and may approve of plan changes. The Committee also administers the Ambac 1997 Executive Incentive Plan (the “EIP”) and the Ambac Deferred Compensation Plan for Outside Directors and the Ambac 1997 Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub Plan”). The Committee is also responsible for periodically reviewing Ambac’s plans regarding succession of senior management.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available at our website: http://www.ambac.com. A copy of the Compensation Committee charter is also available to stockholders free of charge on request to Anne G. Gill, our Corporate Secretary, at 212-208-3355 or at agill@ambac.com.

The Compensation Committee met three times during 2003.

Messrs. Callen, Dulude and Gregory and Dr. Caporali and Ms. Considine and Ms. Unger currently serve as members of the Compensation Committee. Mr. Dulude serves as Chairman of the Compensation Committee.

The Governance Committee	The Governance Committee is responsible for monitoring Ambac’s corporate governance policies and procedures and identifying, evaluating and recommending qualified candidates to the Board for election as directors. Through its monitoring of Ambac’s corporate governance policies and procedures, it is responsible for making recommendations concerning the size, committee structure, composition of the Board and committees, fees for the Board and criteria for tenure and retention of directors.

The Governance Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described on page 47 under “Information About Stockholder Proposals.”

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to the qualities of intellect, integrity and judgment, diversity, a strong understanding of finance and senior management experience. The Governance Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders. Under the Governance Committee’s charter, the Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates and to approve the fees and other retention terms for such firm.

At the direction of the Governance Committee, which consists solely of independent directors, Ambac retained a third party search firm, Spencer Stuart, to identify potential board candidates with international and finance experience. Mr. Lassiter, Ambac’s former CEO and current Non-Executive Chairman, provided the name of Henry D.G. Wallace to the Governance Committee to consider for inclusion in a list of potential director candidates. After the Governance Committee reviewed the list of potential director candidates submitted by Spencer Stuart and Mr. Lassiter, the Governance Committee determined that Mr. Wallace best fit its criteria.

The Governance Committee Chair then asked several Committee members to meet with Mr. Wallace so that the Committee members could assess Mr. Wallace as a director candidate. All Committee members who met Mr. Wallace recommended him as a potential director to the Committee. The Committee, in turn, unanimously recommended to the full Board that Mr. Wallace be nominated for election. The Board followed the Committee’s recommendation.

The Board has adopted a written charter for the Governance Committee. A copy of the Governance Committee charter is available at our website: http://www.ambac.com. A copy of the Governance Committee charter is also available to stockholders free of charge on request to Anne G. Gill, our Corporate Secretary, at 212-208-3355 or at agill@ambac.com.

The Governance Committee met three times during 2003.

Messrs. Callen and Gregory and Ms. Considine and Ms. Unger currently serve as members of the Governance Committee. Mr. Gregory serves as Chairman of the Governance Committee.

How We Compensate Directors

Annual Cash Fee	We compensate directors who are not employees of Ambac or our subsidiaries with an annual cash fee of $45,000 per year. Our arrangements with Mr. Lassiter are described on pages 27 and 28 under “Arrangements with Phillip B. Lassiter.”

Annual Stock Option Award	We also grant each non-employee director 3,750 stock options on the date of each annual meeting. These stock options have an exercise price equal to the average of the high and low trading price of our stock on the New York Stock Exchange on the date of grant. The stock options generally will vest on the first anniversary of the date of the grant and expire on the date of the annual meeting held in the seventh calendar year following the date of the grant.

At the Annual Meeting, we are asking stockholders to approve an amendment to the 1997 Non-Employee Directors Equity Plan under which the annual award of stock options will be replaced by an annual award of restricted stock units. See “Proposal 3: Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan” at page 39.

Award of Restricted Stock Units Every Five Years	Ambac grants each non-employee director 3,000 restricted stock units (“RSUs”) at the annual meeting at which the director is first elected to the Board.

•         These RSUs generally will vest on the date of the annual meeting held in the fifth year following the date of grant and will be settled by the delivery of one share of Ambac common stock for each RSU.

•         If the non-employee director remains on the Board after the first award of RSUs vests, Ambac will grant the director a second award of 3,000 RSUs, subject to similar vesting conditions and restrictions on transfer.

•         At the Annual Meeting, we are asking stockholders to approve an amendment to the 1997 Non-Employee Directors Equity Plan to approve a formula for determining the number of RSUs awarded to a non-employee director every five years. See “Proposal 3: Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan” at page 39.

Committee Fees	We also pay each non-employee director an annual fee of:

• $10,000 for serving on the Audit Committee; and

• $5,000 for serving on the Compensation Committee; and

• $5,000 for serving on the Governance Committee.

Fee for Chairing a Committee	We pay an annual fee of $10,000 to each non-employee director who chairs a committee.

No Meeting Fees	We do not pay our non-employee directors additional fees for attending meetings of the Board or of the committees on which they serve.

Expenses and Benefits	Ambac reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings.

We provide non-employee directors with life and health insurance benefits. We also allow them to participate in our Matching Gift Program up to $20,000 per year. Under the Matching Gift Program, Ambac will match gifts by non-employee directors to qualified organizations.

The Deferred Compensation Plan	Under the Ambac Deferred Compensation Plan for Outside Directors, non-employee directors may elect to defer all or part of their director compensation that is paid in cash.

•         At the director’s election, we credit deferrals to a bookkeeping account that we maintain on the director’s behalf either as a cash credit (which we credit with interest quarterly at a 90-day commercial paper composite rate published by the Federal Reserve Bank), or as phantom stock units (“PSU”) based on the market value of Ambac’s common stock (on which we pay quarterly dividend equivalents in additional PSUs) or as performance units measured by the performance of those mutual funds the director selects out of a limited group of funds.

• We do not fund the Ambac Deferred Compensation Plan to Outside Directors. We settle accounts only in cash.

Service on the Ambac Assurance Board	Ambac Assurance does not pay its non-employee directors an annual fee for serving on its Board of Directors.

Directors who are Ambac Employees	We do not compensate our employees or employees of our subsidiaries for service as a director. We do, however, reimburse them for travel and other related expenses.

Corporate Governance

Our Board of Directors has maintained corporate governance policies for many years and has updated them from time to time. Our Board has had in place several of the New York Stock Exchange’s proposed corporate governance requirements for many years.

A copy of the Corporate Governance Guidelines is available at our website: http://www.ambac.com. A copy of the Corporate Governance Guidelines is also available to stockholders free of charge on request to Anne G. Gill, our Corporate Secretary, at 212-208-3355 or at agill@ambac.com.

Existing Corporate Governance Highlights

• Our Board has a substantial majority (75%) of non-employee directors.

• Since we went public in 1991, only non-employee directors have comprised our Audit, Compensation and Governance Committees.

•         All of the members of the Audit Committee meet the New York Stock Exchange standards for independence and financial literacy. Five out of six of our members of the Audit Committee qualify as audit committee financial experts under applicable SEC rules.

• Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

• Our Board policy prohibits our directors from entering into paid consulting agreements with Ambac.

•         Our Compensation Committee has the authority to retain independent consultants, and, in fiscal 2003, engaged Johnson Associates, Inc. to assist it. It also evaluates the performance of the Chief Executive Officer and discusses the evaluation with all non-employee directors in executive session.

• Our Board policy opposes, and the Ambac 1997 Equity Plan prohibits, the re-pricing of our outstanding stock options.

•         Our Board has adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets (including computer and telecommunications resources), media contact and public discussion, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior. A copy of the Code of Conduct is available at our website: http://www.ambac.com. A copy of the Code of Conduct is also available to stockholders free of charge on request to Anne G. Gill, our Corporate Secretary, at 212-208-3355 or at agill@ambac.com.

THE AUDIT COMMITTEE REPORT

The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions and internal controls and risk management. The Audit Committee recommends the selection of the independent auditors to the Board. The Audit Committee is currently composed of six independent directors, each of whom is independent as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, which is filed hereto as Appendix A to this Proxy Statement.

Management is responsible for Ambac’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Committee is professionally engaged in the practice of accounting or auditing nor are all of our members experts in those fields. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

We held nine meetings during 2003. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and Ambac’s independent auditors, KPMG LLP. We discussed with Ambac’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2003 with management, the internal auditors and KPMG LLP. We also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the Securities and Exchange Commission.

We also discussed with KPMG LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

KPMG LLP also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from Ambac. When considering KPMG LLP’s independence, we considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Ambac’s audited financial statements be included in Ambac’s Annual Report on SEC Form 10-K for the fiscal year December 31, 2003. We also recommended the selection of KPMG LLP as Ambac’s independent auditors for 2004 and, based on that recommendation, the Board has selected KPMG LLP as Ambac’s independent auditors for 2004.

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Ambac or its subsidiaries.

The Audit Committee Michael A. Callen, Chairman Renso L. Caporali
March 10, 2004	Jill M. Considine Richard Dulude W. Grant Gregory Laura S. Unger

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The Executive Officers

These are the biographies of Ambac’s current executive officers, except for Mr. Genader, Ambac’s President and Chief Executive Officer, whose biography is included below at page 36 under “Proposal 1: Elect Nine Directors.”

David L. Boyle Age 57

Vice Chairman—Portfolio Risk Assessment and Internal Audit Group

Mr. Boyle was named Vice Chairman of Ambac’s Portfolio Risk Assessment and Internal Audit Group in February 2000. The Portfolio Risk Assessment and Internal Audit Group is responsible for surveillance and remediation of Ambac’s public finance, structured finance and international finance portfolios, risk analysis and reporting on such matters to Ambac’s Audit Committee. The Group is also responsible for reinsurance and risk transfer, rating agency relationships, technology and internal audit. Mr. Boyle previously served as Vice Chairman of the Municipal Financial Services Group from January 1998 to February 2000. Mr. Boyle joined Ambac and Ambac Assurance in March 1997 as Senior Vice President of the Financial Management Services Division. He became an Executive Vice President in July 1997. Mr. Boyle joined Ambac from Citibank where, as a Managing Director, he held various management positions in corporate banking over a 22-year career.

John W. Uhlein III Age 45

Executive Vice President

Mr. Uhlein was named Executive Vice President in December 2003. Mr. Uhlein heads Ambac’s international operations based in London and is Chairman of Ambac Assurance UK Limited, Ambac’s international triple-A rated financial guarantee subsidiary. He is also responsible for Ambac’s Global Utilities, Infrastructure, Consumer Asset-Backed, Conduit and Structured Insurance Groups. From January 1996 to December 2003, Mr. Uhlein was a Managing Director and ran Ambac’s European operations. Mr. Uhlein joined Ambac in September 1993 as a First Vice President and spearheaded the opening of the London office in 1994. Prior to joining Ambac, Mr. Uhlein was a Managing Director at Financial Security Assurance in its international department.

Thomas J. Gandolfo Age 43

Senior Vice President and Chief Financial Officer

In January 2003, Mr. Gandolfo was named Senior Vice President and Chief Financial Officer of Ambac and Ambac Assurance. In addition to his position as Ambac’s Chief Financial Officer, Mr. Gandolfo also has executive responsibility for managing Ambac’s investor and public relations and Ambac’s investment portfolio. Mr. Gandolfo served as Managing Director and Controller of Ambac from July 1998 to January 2003. He joined Ambac in 1994 as Vice President and Controller of Ambac’s investment agreement business. Mr. Gandolfo joined Ambac from Price Waterhouse, where he was a CPA and Senior Manager in their Financial Services Specialty Unit.

Kathleen A. McDonough Age 49

Senior Managing Director

Ms. McDonough was named a Senior Managing Director in January 2004. She is responsible for the Public Finance Division’s West Region and General Obligation businesses, Project Finance in the United States and Canada and Leasing and Asset Finance. She served as a Managing Director in the Public Finance Division from January 1996 to January 2004. Prior to January 1996, she served as the General Counsel of the Public Finance Department. She joined Ambac in July 1991 as Vice President and Assistant General Counsel from Orrick, Herrington & Sutcliffe where she was an associate specializing in municipal finance and securities law.

William T. McKinnon Age 54

Senior Managing Director and Chief Risk Officer

Mr. McKinnon was named a Senior Managing Director in January 2004. Since February 2000, Mr. McKinnon has served as Managing Director and Ambac’s Chief Risk Officer and is responsible for maintaining the soundness of the book of business through the establishment of policies and procedures and underwriting guidelines for the various business segments. From October 1998 to February 2000, Mr. McKinnon was a Managing Director and Head of Credit Risk Management for the Specialized Finance Division. From January 1992 to October 1998, Mr. McKinnon was a First Vice President in the asset-backed securities department. Mr. McKinnon joined Ambac as a First Vice President in January 1989 where he was responsible for remediation, management of the classified credit process and had oversight for financial institution risk. Prior to joining Ambac, Mr. McKinnon worked at Citibank in various corporate lending capacities banking for 10 years.

Douglas C. Renfield-Miller Age 50

Senior Managing Director

Mr. Renfield-Miller was named a Senior Managing Director in January 2004. He is responsible for Ambac’s activities in Asia/Pacific and the Emerging Markets as well as Ambac’s structured credit, commercial asset-backed securities and financial services businesses. From April 2000 to January 2004, Mr. Renfield-Miller served as a Managing Director responsible for Ambac’s activities in Asia/Pacific, Emerging Markets, Commercial Asset-Backed Securities and Conduits. He joined Ambac in April 2000 as a Managing Director. From November 1998 to April 2000, he was a Managing Director with UBS’ principal finance and credit arbitrage group and, prior to November 1998, served in various management positions with UBS during his 13-year career.

Robert G. Shoback Age 44

Senior Managing Director

Mr. Shoback was named a Senior Managing Director in January 2004.

He is responsible for the Public Finance Division’s East Region, Structured Real Estate group and Healthcare group. He served as a Managing Director in the Public Finance Division from November 1998 to January 2004. He joined Ambac in November 1998 from Lehman Brothers where he served as a Senior Vice President in its municipal bond department. Prior to Lehman Brothers, Mr. Shoback had worked in the Public Finance Division at Donaldson, Lufkin & Jenrette from 1985 to 1994.

Gregg L. Bienstock Age 39

Managing Director, Human Resources and Employment Counsel

Mr. Bienstock has been Managing Director, Human Resources and Employment Counsel since January 1999. Mr. Bienstock has executive responsibility for corporate governance, corporate marketing and corporate administration. Mr. Bienstock served as First Vice President, Director of Human Resources and Employment Counsel of Ambac and Ambac Assurance from February 1997 to January 1999. Mr. Bienstock joined Ambac from the Bristol Myers-Squibb Corporation, where he served as a Director of Human Resources from February 1996 to February 1997. From September 1993 to February 1996, Mr. Bienstock was an associate with the New York law firm of Proskauer Rose LLP. Prior to joining Proskauer, from April 1992 to September 1993, Mr. Bienstock was an Assistant General Counsel for the Mayor’s Office of Labor Relations for the City of New York.

Kevin J. Doyle Age 47

Managing Director and General Counsel

Mr. Doyle was named Managing Director and General Counsel of Ambac and Ambac Assurance in January 2000. Mr. Doyle is Ambac’s chief legal officer. From January 1996 to January 2000, Mr. Doyle served as the Managing Director and General Counsel of the Specialized Finance Division of Ambac Assurance. Mr. Doyle served as First Vice President and General Counsel of the Specialized Finance Division of Ambac Assurance from July 1995 to January 1996. Mr. Doyle joined Ambac Assurance as a Vice President and Assistant General Counsel from the New York law firm LeBoeuf, Lamb, Greene & MacRae in 1991.

How We Compensate Executive Officers

The following table shows salaries, bonuses and other compensation paid to the Chief Executive Officer and our next four most highly compensated executive officers during the last three years.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Units($)(2)	Securities Underlying Options(3)	All Other Compensation ($)(4)

Phillip B. Lassiter(1)	2003	660,000	2,000,000	1,964,725	235,215	59,485
Chairman and Chief Executive Officer	2002 2001	660,000 620,000	750,000 930,000	333,386 413,335	250,000 503,242	56,051 56,252

Robert J. Genader(1)	2003	425,000	862,500	383,366	222,179	36,308
President and Chief Operating Officer	2002 2001	400,000 400,000	600,000 637,500	266,697 283,335	120,000 180,259	36,191 31,049

David L. Boyle	2003	350,000	412,500	183,390	99,698	31,846
Vice Chairman—Portfolio Risk Management Group	2002 2001	350,000 330,000	318,750 337,500	141,685 150,036	87,800 75,000	29,916 29,434

John W. Uhlein III	2003	210,000	581,250	258,354	51,471	19,233
Executive Vice President	2002 2001	210,000 200,000	495,000 532,500	220,049 236,722	35,883 34,650	18,167 18,000

Kevin J. Doyle	2003	184,000	360,000	120,074	20,000	16,893
Managing Director and General Counsel	2002 2001	184,000 174,000	375,000 335,000	0 0	20,000 18,000	15,827 15,660

(1)	Mr. Lassiter served as Chairman and Chief Executive Officer during 2003. He retired as Chief Executive Officer effective January 27, 2004 and continues to serve as non-executive Chairman. Mr. Genader, who served as President and Chief Operating Officer during 2003, was appointed to succeed Mr. Lassiter as Chief Executive Officer as of January 27, 2004. Mr. Genader also retains the position of President.

(2)	Pursuant to the Ambac 1997 Equity Plan Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub-Plan”), the Compensation Committee paid 25% of Messrs. Lassiter, Genader, Boyle and Uhlein’s bonus for 2001 and 2002 in restricted stock units (“RSUs”). For 2003, 25% of Messrs. Genader, Boyle, Uhlein and Doyle’s bonuses were paid in RSUs. Amounts shown in this column are based on the market value of the underlying Common Stock on the date of grant and do not reflect the discount attributed to such value by the Committee to take account of vesting requirements, restrictions on transfer and other limitations. See page 31 for more detailed descriptions of these awards made pursuant to the Sub-Plan. As dividends are paid on the common stock, dividend equivalents are accrued on the RSUs as additional RSUs and vest according to the same schedule.

In January 2003, Mr. Lassiter received 35,000 RSUs as a part of his long-term incentive compensation.

The total number of RSUs held by the named executive officers as of December 31, 2003, and the total value of these RSUs (based on the $69.39 per share closing price of Ambac common stock on the New York Stock Exchange on

Wednesday, December 31, 2003) were as follows: Mr. Lassiter—1,137,788 RSUs ($78,951,109); Mr. Genader—467,751 RSUs ($32,457,242); Mr. Boyle—23,031 RSUs ($1,598,121); Mr. Uhlein—101,402 RSUs ($7,036,285); and Mr. Doyle—1,841 RSUs ($127,747).

(3)	The number of securities underlying options for 2001, 2002 and 2003 includes restoration options awarded upon the exercise of stock options in accordance with Ambac’s Restoration Option Program. For the specific breakdown of option and restoration option grants made in 2003, please refer below to the table on this page 21 under “Option Grants in 2003.” For a more detailed description of our Restoration Option Program, please see footnote 2 under the “Option Grants in 2003” table on page 22.

(4)	The column called “All Other Compensation” includes the amounts that Ambac contributed or credited on behalf of the named officers in 2003 to (a) our Savings Incentive Plan (the “SIP ”), and (b) our Non-Qualified SIP. We credit amounts that we are precluded from contributing to the SIP because of limitations under the Internal Revenue Code of 1986, as amended, to accounts that we maintain under Ambac’s Non-Qualified SIP.

Executive Officers	Contributions to the SIP ($)	Credits to the Non-Qualified SIP ($)
Mr. Lassiter	18,000	41,485
Mr. Genader	16,000	20,308
Mr. Boyle	16,500	15,346
Mr. Uhlein	16,000	3,233
Mr. Doyle	15,040	1,853

The following table shows stock options granted in 2003 to the Chief Executive Officer and our next four most highly compensated executive officers.

OPTION GRANTS IN 2003

Name	Individual Grants					Grant Date Present Value ($)(4)
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in 2003	Exercise Price ($/Sh)(3)	Expiration Date
	Options(1)	Restoration Options(2)

Phillip B. Lassiter	125,000		7.78%	56.14	1/21/10	1,750,336
		32,495	2.02%	68.01	1/26/06	332,272
		77,720	4.84%	70.43	1/22/08	979,075
Robert J. Genader	135,000		8.40%	56.14	1/21/10	1,890,363
		37,301	2.32%	67.18	1/27/05	305,938
		49,878	3.10%	69.30	1/24/07	498,205
David L. Boyle	90,000		5.60%	56.14	1/21/10	1,260,242
		3,972	0.25%	50.75	1/24/07	36,751
		5,726	0.36%	69.73	1/24/07	57,582
John W. Uhlein III	22,000		1.37%	56.14	1/21/10	308,059
		9,482	0.59%	69.92	1/26/06	98,772
		8,115	0.50%	69.92	1/24/07	91,463
		11,874	0.74%	69.77	1/24/07	118,919
Kevin J. Doyle	20,000		1.24%	56.14	1/21/10	280,054

(1)	Stock options granted to the named executive officers by the Compensation Committee were long-term incentive awards granted on January 21, 2003. Each executive officer’s stock options will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $72 and $88 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. Vesting is accelerated upon retirement, death or permanent disability. Generally, all of the executive officers’ stock options will expire seven years from the date of grant or earlier if employment terminates.

(2)	Restoration options were awarded upon the exercise of stock options in accordance with Ambac’s Restoration Option Program. Under Ambac’s Restoration Option Program, a restoration option is awarded automatically when the underlying option is exercised by tendering shares of Ambac common stock to pay the exercise price. Each restoration option will vest one year from the date of grant, for an exercise price equal to the fair market value of Ambac’s common stock on the date the underlying option is exercised, and otherwise has the same exercise, transfer and expiration provisions as its underlying option.

(3)	The exercise price per share is the fair market value of Ambac’s common stock on the date of grant. We determine this by calculating the average of the high and low price of Ambac’s common stock on the New York Stock Exchange on the date of grant.

(4)	We calculated these values by using the Black-Scholes stock option pricing model as follows:

For the January Option Grants.    The model that we applied uses the grant date of January 21, 2003. The fair market value of Ambac’s common stock on that date was $56.14 per share as we discussed above. The model assumes: (a) a risk-free rate of return of 2.70% (which was the yield on a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option); (b) stock price volatility of 31.90%; (c) a constant dividend yield of 0.71% based on the quarterly cash dividend rate at the time of grant on Ambac’s common stock; and (d) an exercise date, on average, of 4 years after grant.

For the Restoration Option Grants.    We use the following assumptions in applying the model for each Restoration Option Grant: (a) a risk-free rate of return equal to the yield on grant date of a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option; (b) stock price volatility of Ambac’s common stock calculated using month-end closing prices of Ambac’s common stock on the New York Stock Exchange for the three year period prior to the grant date; (c) a constant dividend yield based on the quarterly cash dividend rate at the time of grant on Ambac’s common stock; and (d) exercise of the restoration option at the end of its term.

We did not adjust the model for non-transferability, risk of forfeiture, or vesting restrictions. The actual value (if any) an executive officer receives from a stock option will depend upon the amount by which the market price of Ambac’s common stock exceeds the exercise price of the stock option on the date of exercise. The hypothetical values are presented pursuant to SEC rules and there can be no assurance that the amount stated as “Grant Date Present Value” will actually be realized.

The following table shows stock options exercised in 2003 and stock option values as of year-end 2003 for the Chief Executive Officer and our next four most highly compensated executive officers.

AGGREGATED OPTION EXERCISES DURING 2003 AND YEAR-END OPTION VALUES

Name	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options Held at December 31, 2003		Value of Unexercised In-the-Money Options Held at December 31, 2003 ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Phillip B. Lassiter	429,828	8,218,090	278,242	597,715	3,354,044	6,649,259
Robert J. Genader	264,179	8,361,573	153,580	397,179	4,399,654	4,272,152
David L. Boyle	19,372	626,522	327,492	222,198	12,084,112	2,933,590
John W. Uhlein III	71,998	2,443,777	26,692	83,471	332,139	729,067
Kevin J. Doyle	12,000	570,749	69,750	49,000	2,599,027	660,903

(1)    This valuation represents the difference between $69.39, the closing price of Ambac’s common stock on the New York Stock Exchange on Wednesday, December 31, 2003, and the exercise price of the stock options. “In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

The Pension Plan

Ambac’s Pension Plan is a defined benefit pension plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

•	In general, officers and employees of Ambac and its subsidiaries become participants in the Pension Plan after one year of service. All executive officers participate in the Pension Plan. Non-employee directors of Ambac and our subsidiaries are not eligible to participate in the Pension Plan.

•	Benefits under the Pension Plan vest after five years. Upon normal retirement at age 65, a retired employee receives an annual pension from the Pension Plan, subject to a statutory limit. The Pension Plan also contains provisions for early retirement and survivor benefits. The table below illustrates the annual pension benefits payable to executive officers under the Pension Plan. The table also reflects the excess and supplemental benefit plans that we have established to provide retirement benefits over Internal Revenue Code limitations. We calculated the benefits before offsetting (a) an employee’s primary Social Security benefit and (b) benefits payable under the retirement plan of Citibank, N.A., Ambac’s former parent company (the “Citibank Plan”). Benefits shown in the table reflect a straight life form of annuity benefit. If payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

Average Covered Compensation	Years of Service at Transition Date	Total Years of Service at Retirement

		10	15	20	25	30	35

$ 150,000	30	NA	NA	NA	NA	$90,000	$97,500
	15	NA	$45,000	$52,500	$60,000	67,500	75,000
	0	$15,000	22,500	30,000	37,500	45,000	52,500

200,000	30	NA	NA	NA	NA	120,000	130,000
	15	NA	60,000	70,000	80,000	90,000	100,000
	0	20,000	30,000	40,000	50,000	60,000	70,000

500,000	30	NA	NA	NA	NA	300,000	325,000
	15	NA	150,000	175,000	200,000	225,000	250,000
	0	50,000	75,000	100,000	125,000	150,000	175,000

1,000,000	30	NA	NA	NA	NA	600,000	650,000
	15	NA	300,000	350,000	400,000	450,000	500,000
	0	100,000	150,000	200,000	250,000	300,000	350,000

1,500,000	30	NA	NA	NA	NA	900,000	975,000
	15	NA	450,000	525,000	600,000	675,000	750,000
	0	150,000	225,000	300,000	375,000	450,000	525,000

2,000,000	30	NA	NA	NA	NA	1,200,000	1,300,000
	15	NA	600,000	700,000	800,000	900,000	1,000,000
	0	200,000	300,000	400,000	500,000	600,000	700,000

2,500,000	30	NA	NA	NA	NA	1,500,000	1,625,000
	15	NA	750,000	875,000	1,000,000	1,125,000	1,250,000
	0	250,000	375,000	500,000	625,000	750,000	875,000

3,000,000	30	NA	NA	NA	NA	1,800,000	1,950,000
	15	NA	900,000	1,050,000	1,200,000	1,350,000	1,500,000
	0	300,000	450,000	600,000	750,000	900,000	1,050,000

Service from 1992	For service on or after January 1, 1992, the annual retirement benefit is equal to 1% (without an offset for any Social Security benefits) of an employee’s Average Compensation (as described in the next sentence) multiplied by the employee’s years of credited service. “Average Compensation” is defined, generally, as average annual base salary (which, in the case of executive officers identified in the Summary Compensation Table on page 20, is the amount shown under the column called “Salary”) for the five highest consecutive paid years of the ten years of employment preceding retirement.

Service before 1992	For service prior to January 1, 1992, the annual retirement benefit is equal to 2% (with an offset for Social Security benefits) of an employee’s Average Compensation (determined as if the employee retired on December 31, 1991) multiplied by years of credited service up to thirty years.

Years of Service	In view of the change in the formula for determining benefits under the Pension Plan that became effective as of January 1, 1992 (the “Transition Date”), we prepared the above table to show the benefits payable depending on how many years of service the executive officer would have:

• prior to the Transition Date, and

• at Retirement.

In order to simplify the chart, we show only 0, 15 and 30 years of service at Transition, since those values cover the range for our executive officers.

The years of credited service under the Pension Plan (including credit for years of past service under the Citibank Plan) as of December 31, 2003 for executive officers named in the Summary Compensation Table were as follows: Mr. Lassiter—34 years, Mr. Genader—29 years, Mr. Boyle—14 years, Mr. Uhlein—10 years and Mr. Doyle—12 years.

Under the terms of a special pension arrangement for Mr. Boyle, he has been credited with an additional seven years of service.

The benefits payable under the Pension Plan to employees who receive credit for years of past service under the Citibank Plan will be reduced by the amount of any benefits payable under the Citibank Plan.

Employment Agreement with Robert J. Genader

In General	Ambac’s employment agreement with Mr. Genader provides that he will serve as the President and Chief Executive Officer and as a director.

•         The agreement is effective as of January 27, 2004 and has a one year term, which will automatically be renewed for successive one-year periods on December 31st unless Ambac or Mr. Genader gives 90 days notice not to renew.

• Mr. Genader is to receive a base salary at a rate not less $525,000.

• He is to participate in bonus arrangements under which he is eligible to earn an annual bonus based on Ambac’s achieving certain performance goals to be established by the Board

Payments and Benefits	If Mr. Genader’s employment is terminated other than for “Cause” (as defined below), or if he resigns for “Good Reason” (as defined below), Mr. Genader will:

— After Termination or Resignation	• receive, compensation equal to the sum of his base annual salary plus a pro rated bonus for the year of termination based on the target bonus at the time of termination;

• be fully vested in all awards under the 1991 Stock Incentive Plan and the Ambac 1997 Equity Plan;

• receive a lump-sum payment equal to the amount that we would have contributed to his account under the SIP and any nonqualified plan we maintained during the two years following termination;

• continue to participate in all Ambac medical and other welfare plans for six months following termination.

— After Change in Control	All stock options and other awards under the Ambac 1997 Equity Plan that are made to Mr. Genader after January 1, 1998 will vest in full upon the occurrence of a “Change in Control” (as defined below), whether or not his employment is subsequently terminated.

In addition, if Mr. Genader’s employment terminates following a Change in Control, his severance amount would be calculated and paid in the same manner as we describe below under “Management Retention Agreements with Executive Officers.”

Mr. Genader would also be entitled to the “gross up” payment described in that section.

Other Restrictions	Mr. Genader will be subject to certain restrictions prohibiting him from engaging in competition with Ambac or any of our subsidiaries (except that these restrictions will not apply following a Change in Control) and from divulging any confidential or proprietary information he obtained while he was our employee.

Management Retention Agreements with Executive Officers

In General	We have entered into management retention agreements with each of our executive officers (other than Mr. Lassiter) to provide for payments and certain benefits if they are terminated following a “Change in Control” (as defined below).

Payments and Benefits After Change in Control	If there is a Change in Control and, within three years of the Change in Control, the executive’s employment is terminated by Ambac or its successor other than for “Cause” (as defined below), or if the executive resigns for “Good Reason” (as defined below), the executive will:

•         receive cash payments equal to two times the sum of (a) the executive’s highest annual base salary and (b) the product of the executive’s highest bonus percentage (as a percentage of base salary) times his highest base salary;

• be fully vested in all stock options and other awards under the 1991 Stock Incentive Plan and the Ambac 1997 Equity Plan;

•         receive a lump-sum payment equal to the amount that we would have contributed to the executive’s account under the SIP and any nonqualified plan we maintained during the two years following termination;

• be credited with an additional two years of service under the Pension Plan; and

• continue to participate in Ambac’s medical and other welfare benefits programs for a limited time following termination.

All stock options and other awards under the Ambac 1997 Equity Plan that are made to executive officers after January 1, 1998 will vest in full upon the occurrence of a Change in Control, whether or not the executive’s employment is subsequently terminated.

The agreements also provide for a “gross up” payment in an amount that is intended to make the executive whole, on an after-tax basis, for any excise tax (but not any other tax) imposed on the payments described above.

Definitions

The following definitions are used in the Management Retention Agreements and the Employment Agreement with the Chief Executive Officer described above:

“Change in Control”	A “Change in Control” generally occurs if:

•         an individual, entity or group acquires beneficial ownership of 20% or more of the outstanding common stock. Acquisitions by Ambac and its affiliates or any employee benefit plan that they sponsor and certain acquisitions by persons who owned at least 15% of the outstanding shares of common stock on January 31, 1996 are not considered a change in control;

•         the individuals who, as of January 29, 1997, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of these members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board; or

•         our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac’s assets, unless the Ambac stockholders immediately prior to the completion of the transaction will continue to own at least 70% of outstanding shares and voting power of the corporation that results from the transaction.

“Cause”	“Cause” for an executive’s termination generally includes:

• the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

• the conviction of certain felonies; or

• a material breach of any of the executive’s agreements concerning confidentiality and proprietary information.

An executive’s termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

“Good Reason”	An executive will generally have “Good Reason” to terminate his employment if:

• there is substantial adverse change in the executive’s duties or responsibilities;

• the office of the executive is relocated more than 25 miles from the location where the executive worked immediately prior to the Change in Control; or

• Ambac fails to honor its obligations under the agreement.

During a 30-day period following the first anniversary of a Change in Control, a resignation by the executive for any reason will be considered a termination for Good Reason.

Arrangements with Phillip B. Lassiter

In General	Phillip B. Lassiter served as Chairman of the Board and Chief Executive Officer of Ambac from our initial public offering in 1991 until his retirement on January 27, 2004. Mr. Lassiter continues to serve Ambac as non-executive Chairman of the Board. We have entered into an arrangement with Mr. Lassiter under which he is paid an annual fee of $250,000 in addition to the annual cash fee that we pay to all non-employee directors.

Our arrangements with Mr. Lassiter provide for him to perform, in addition to his duties as a member of the Board of Directors the following services to Ambac:

• Establish the agenda for Board meetings in consultation with members of the Board, the Chief Executive Officer and the Corporate Secretary;

• Chair meetings of the Board of Directors and the Annual Stockholder’s Meeting;

• Chair executive sessions of the non-management members of the Board;

• Provide advice and counsel to the committees of the Board as requested by the chairs and members of the committees;

• Perform such other duties as may reasonably be requested by the Board in furtherance of the Board’s duties and responsibilities;

•         Provide strategic and technical advisory services to the Chief Executive Officer as a result of (i) meeting at least annually with each department level business manager to explore ideas to exchange and enhance the Ambac franchise; (ii) reviewing all new or innovative asset class underwritings or new product ideas/programs; and (iii) reviewing specific risk and underwritings as requested;

• Attend, as an invited guest, one classified credit review session annually as a proxy for the Board; and

•         Provide other consultation and assistance as requested by the Chief Executive Officer and any other activities that the Chief Executive Officer believes will be of value to Ambac or help ensure a smooth transition.

Supplemental Pension Benefit

Under arrangements that applied to Mr. Lassiter while he was Ambac’s Chief Executive Officer, the benefit formula under the Pension Plan for service prior to January 1, 1992 continued to apply to him until his retirement on January 27, 2004. In Mr. Lassiter’s case, “Average Compensation” takes into account his bonus compensation (including that portion of his bonus paid in RSUs) as well as annual base salary. Mr. Lassiter’s supplemental pension benefit will be reduced, however, to take account of enhancements in Ambac’s contributions to the Savings Incentive Plan that we introduced in 1992. Mr. Lassiter will not accrue any additional benefits under these arrangements or the Pension Plan following his retirement as Chief Executive Officer of Ambac on January 27, 2004.

REPORT ON EXECUTIVE COMPENSATION FOR 2003

BY THE COMPENSATION COMMITTEE

The Compensation Committee of the Board administers Ambac’s executive compensation program. The members of the Compensation Committee are independent non-employee, non-affiliated directors. The Compensation Committee has furnished the following report on executive compensation for 2003:

What is Our Executive Compensation Philosophy?

We have designed Ambac’s executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of stockholder value. To emphasize this relationship, we link a significant portion of executive compensation to the market performance of Ambac’s common stock. The objectives of our program are:

•	To support a pay-for-performance policy that differentiates bonus amounts among all executives based on both their individual performance, the performance of their respective groups and the performance of Ambac;

•	To align the interests of executives with the long-term interests of stockholders through stock option and restricted stock unit awards whose value, over time, depends upon the market value of Ambac’s common stock;

•	To provide compensation comparable to that offered by other leading companies in our industry, enabling Ambac to compete for and retain talented executives who are critical to our long-term success; and

•	To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

What are the Elements of Executive Compensation?

We compensate our executives through base salary, bonus (paid in a combination of cash and, if the executive elects, restricted stock units) and long-term incentive awards generally in the form of stock options. We target total compensation for our executive officers so that at least 50% (and in the case of the CEO, 75%) consists of bonus and long-term incentive awards. In this way, a significant portion of the value ultimately realized by the executives will depend upon Ambac’s performance and can be considered “at risk.”

Our executives participate in retirement plans, health plans, and other voluntary benefit plans that we make available to all Ambac employees generally. We also provide our executives with long-term disability insurance for the cash bonus portion of their annual compensation. In addition, we offer our executives and managing directors a voluntary deferred compensation program.

Ambac has also entered into management retention agreements with our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Ambac. These agreements, and the employment agreement with Ambac’s Chief Executive Officer, which includes comparable change in control provisions, are discussed elsewhere in the Proxy Statement.

How Did We Determine Base Salaries for 2003?

In General	We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that the salaries are competitive and they reflect the executive’s increased responsibilities as Ambac grows.

For executives other than the Chief Executive Officer, we also consider the recommendations of the Chairman and the Chief Executive Officer.

Comparative Data	In conducting our review for 2003, we considered comparative data prepared by both Ambac’s senior human resources officer and by Johnson Associates, Inc., our outside consultant.

The comparison group we chose for compensation purposes (the “Comparison Group”) consisted mainly of our competitors in the financial guarantee insurance industry. The index we chose for our performance graph was the Investor’s Business Daily Insurance Property/Casualty/Title Index. This was the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report in the Proxy Statement.

We obtained data for the Comparison Group from a number of sources, including proxy statements, public information available from regulatory agencies and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of what were appropriate salary levels for our executives.

Base Salaries of the Executives	Although the data for the Comparison Group supported an increase in base salaries for 2003, we accepted Mr. Lassiter’s recommendation to only increase those base salaries of those named executives who had not received an increase last year. We note that the base salaries of our executives (excluding the Chief Executive Officer) are generally at or below the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the “Summary Compensation Table” elsewhere in the Proxy Statement.

Base Salary of the Chief Executive Officer	In light of our practice to only increase base salaries to those Ambac executives who had not received an increase in the previous year, we did not increase the base salary of Mr. Lassiter for 2003. Mr. Lassiter’s base salary remained at the 2002 level of $660,000. We note that Mr. Lassiter’s base salary in 2003 was below the 25th percentile for salaries of chief executive officers in the Comparison Group.

How Did We Determine Bonuses for 2003?

2003 Overall Performance	In January 2004, we evaluated Ambac’s performance during 2003 under each of the nine categories set out in the 1997 Executive Incentive Plan (“EIP”): return on equity; core/operating earnings growth; total return to stockholders; expense management; risk management; market share/position; industry leadership/image building; new products/initiatives; and organizational development/corporate culture. We did not weight the categories but instead arrived at an overall “grade” for corporate performance. We determined Ambac’s overall performance to be “very good” based on its particularly strong performance in the categories of return on equity, core/operating earnings growth, expense management, market share/position, industry leadership /image building and new products/initiatives.

Bonuses for the Executives	We awarded bonus compensation for 2003 to each executive based on the executive’s scope of responsibility, individual performance and specific contribution to Ambac’s overall performance. We again considered the Chairman and the Chief Executive Officer’s recommendations and also took into account the comparative data. The bonus for each of the named executive officers is reported in the “Summary Compensation Table” elsewhere in the Proxy Statement.

Under the Ambac Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan, 25% of each executive officer’s bonus is paid in RSUs unless the executive officer has satisfied the stock ownership target under Ambac’s Stock Ownership Guidelines. An executive who has met the ownership target may elect to receive 25% of his or her bonus in the form of RSUs. Except for Mr. Lassiter, who retired effective January 27, 2004, each executive officer elected to receive 25% of his bonus in the form of RSUs. Bonus amounts are reported in the Summary Compensation Table elsewhere in this Proxy Statement.

The value we ascribed to the RSUs awarded under the Sub-Plan for 2003 was based on a 25% discount from the market value of Ambac’s common stock on the date of grant. We decided to discount these RSUs in order to account for vesting requirements and restrictions on transfer of the RSUs. Accordingly, the value we ascribed to the RSUs differs from the amounts reported in the Summary Compensation Table under the column headed “Annual Compensation—Restricted Stock Units”, as those amounts, in accordance with SEC requirements, are based on the market price of the Common Stock on the date of grant.

Bonuses for the Chief Executive Officer and the President	At our meeting in January 2003, we selected Messrs. Lassiter and Genader as the only executives to participate in the EIP. We then established a formula under the EIP for determining Mr. Lassiter’s and Mr. Genader’s bonuses for the performance year. The formula emphasized return on equity and core earnings growth.

In January 2004, we applied the formula and awarded Mr. Lassiter a bonus of $2,000,000 and Mr. Genader a bonus of $1,150,000. In light of the outstanding performance that Mr. Lassiter demonstrated this year and during his thirteen year career serving as Ambac’s chief executive officer, the Committee decided to award Mr. Lassiter the maximum amount under the formula. Pursuant to the Sub-Plan, Mr. Genader elected to receive 25% of his bonus in the form of RSUs having the terms described above.

For 2004, we selected Mr. Genader as the only executive officer to participate in the EIP.

What Were the Long-Term Incentive Awards in 2003?

2003 Grants	In 2003, we provided long-term incentive awards to executives generally in the form of stock options. These awards provide compensation to executives only if shareholder value increases. We believe these awards focus executives on Ambac’s long-term success. In determining the number of stock options to be granted to each executive, we reviewed surveys of similar awards given by companies within the Comparison Group and the executive’s past performance. We also considered the number of stock options previously granted to executives.

This year, we decided to award performance-based stock options to all of our executive officers and managing directors. (As discussed below, Mr. Lassiter received both performance-based options and restricted stock units.) The performance-based stock options vest on the sixth anniversary of grant or earlier if the share price of Ambac’s common stock meets certain targets. For 2003, each of the options granted to the executives will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $72 and $88 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. As we have done since 1997, we again limited the term of the stock options to seven years. The theoretical value of stock options awarded to each of the executives (including Mr. Lassiter) was in the top quarter of recent awards given by companies within the Comparison Group. The theoretical value and number of stock options awarded to each of the named executive officers is reported in the “Option Grants in 2003” table elsewhere in the Proxy Statement.

This year, the Committee decided to award Mr. Lassiter for his long-term compensation a mixture of performance-based stock options and restricted stock units. The Committee allocated approximately one-half of the value, that otherwise would have been given to him in the form of stock options, and determined that Mr. Lassiter should be awarded restricted stock units equal to 90% of such value. The restricted stock units vest equally on the first, second and third anniversary of the date of grant. The Committee has determined that, for 2004, it will award all of its executive officers and managing directors a mixture of stock options and restricted stock units.

What is Our Position on Maximizing the Deductibility of Executive Compensation?

In 1997, our stockholders approved the EIP and the 1997 Equity Plan. We designed these plans to allow Ambac to receive a tax deduction for incentive compensation payments to our Chief Executive Officer and our other four most highly paid executive officers. Without these qualifying performance-based plans, Ambac could not deduct incentive compensation payments to the extent the amounts paid to any of these executive officers in any year exceeded $1 million.

We intend to pursue a strategy of maximizing the deductibility of the compensation we pay to our executives. However, we intend to retain the flexibility to take actions that we consider to be in the best interests of Ambac and our stockholders and which may be based on considerations in addition to tax deductibility.

What are Ambac’s Stock Ownership Guidelines?

We continue to apply our stock ownership guidelines to all managing directors and executive officers. The guidelines set an appropriate level of ownership of Ambac stock (based on the market value of Ambac common stock) as a multiple of the officer’s total cash compensation (base salary plus cash bonus). The multiple ranges from a high of seven times total cash compensation (in the case of Mr. Lassiter) to a low of one and one-half times total cash compensation for managing directors. Of our named executive officers, Messrs. Lassiter, Genader, Uhlein and Doyle have all met their stock ownership guidelines.

We believe these guidelines have the positive effect of further aligning the interests of the executives with all stockholders.

The Compensation Committee

Richard Dulude, Chairman

Michael A. Callen

Renso L. Caporali

Jill M. Considine

W. Grant Gregory

Laura S. Unger

March 10, 2004

Performance Graph

The graph below compares the five-year total return to stockholders (stock price appreciation plus reinvested dividends) for Ambac common stock with the comparable return of two indexes: the Standard & Poor’s 500 Stock Index and the Investor’s Business Daily Insurance—Property/Casualty/ Title Index.

The graph assumes that you invested $100 in Ambac common stock and in each of the indexes on December 31, 1998, and that all dividends were reinvested. Points on the graph represent the performance as of the last business day of each of the years indicated.

If you had invested $100 in Ambac common stock on the date of our Initial Public Offering (July 18, 1991), your investment would have grown to approximately $1,123 by the end of 2003. This compares with a $100 investment growing to approximately $372 in the S&P 500 Index and to approximately $160 in the IBD Insurance Property/Casualty/Title Index.

For this computation, we assumed that all dividends were reinvested, just as we did for the five-year total return comparison above.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Nine Directors

The Board has nominated nine directors for election at the Annual Meeting. Each nominee, except for Mr. Wallace, is currently serving a director. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected.

As we noted above, each nominee, except for Mr. Wallace, also serves as a director of Ambac Assurance. Assuming that he is elected a director of Ambac, Mr. Wallace will be named as a director of Ambac Assurance.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

NOMINEES

Phillip B. Lassiter Age 60 Director since 1991	Chairman of the Board of Ambac and Ambac Assurance since April 1991. Mr. Lassiter served as Chief Executive Officer of Ambac from April 1991 until January 27, 2004, and also served as President of Ambac and Ambac Assurance from August 1992 to January 2001. Mr. Lassiter joined Ambac in 1991 from Citibank, where he was a member of the Policy Committee and Finance Committee and served as Deputy Sector Head for Citibank’s North American investment and corporate banking activities. Mr. Lassiter also serves as a director of Certegy Inc. and Diebold Inc.

Michael A. Callen Age 63 Director since 1991	President, Avalon Argus Associates, LLC (financial consulting) since April 1996. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Sector Executive for Citicorp from 1987 until January 1992. Mr. Callen also serves as a director of Intervest Corporation of New York and Intervest Bancshares Corporation.

Renso L. Caporali Age 71 Director since 1995	Retired Chairman and Chief Executive Officer of Grumman Corporation (defense and aerospace). Dr. Caporali was Senior Vice President of Raytheon Company (electronics, aircraft, engineering and construction) from April 1995 until he retired in May 1998. Previously, Dr. Caporali had retired in June 1994 as Chairman and Chief Executive Officer of Grumman Corporation. He was Chairman and Chief Executive Officer of Grumman Corporation from July 1990 until June 1994. Dr. Caporali also serves as a director of Bank of Akron.

Jill M. Considine Age 59 Director since 2000	Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since November 1999 and Chairman and Chief Executive Officer of The Depository Trust Company (securities depository and clearing house) since January 1998. Prior to joining The Depository Trust Company, Ms. Considine served as the President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. Ms. Considine also serves as a director of the Atlantic Mutual Insurance Companies, The Interpublic Group of Companies, Inc. and the Federal Reserve Bank of New York.

Richard Dulude Age 71 Director since 1992	Retired Vice Chairman of Corning Incorporated (diversified manufacturing). Mr. Dulude was Vice Chairman of Corning Incorporated from November 1990 until he retired in April 1993. Mr. Dulude was Group President of Corning Incorporated from 1983 until 1990. Mr. Dulude also serves as a director of Landec Corporation.

Robert J. Genader Age 57 Director since 2001	President and Chief Executive Officer of Ambac and Ambac Assurance. Mr. Genader was elected as Ambac’s Chief Executive Officer on January 27, 2004. Since January 2001, Mr. Genader has served as the President of Ambac and Ambac Assurance. From January 2001 to January 2004, Mr. Genader served as Ambac’s Chief Operating Officer. From February 2000 to January 2001, Mr. Genader served as Vice Chairman of Ambac’s Financial Insurance Business Group. From January 1998 to February 2000, Mr. Genader served as Vice Chairman of the Specialized Finance Division when the Specialized Finance Division and the Public Finance Division were combined to create the Financial Insurance Business Group. Mr. Genader has been a director of Ambac Assurance since 1992. Mr. Genader served as an Executive Vice President of Ambac from 1991 to January 1998 and Ambac Assurance from 1986 to January 1998. He joined Ambac Assurance from Citibank in 1986. Mr. Genader also served as Chairman of the Association of Financial Guaranty Insurors from January 1994 to January 1996.

W. Grant Gregory Age 63 Director since 1991	Chairman of Gregory & Hoenemeyer, Inc. (merchant banking) since 1988. Mr. Gregory retired in 1987 as Chairman of the Board of Touche Ross & Co., now Deloitte and Touche. Mr. Gregory also serves as a director of DoubleClick Inc.

Laura S. Unger Age 43 Director since 2002	Private Consultant. Ms. Unger currently has her own consulting business, advising clients on a range of securities, legal, regulatory and policy matters. After resigning her Commissioner Seat, Ms. Unger joined CNBC in July 2002 and served as CNBC’s Regulatory Expert until July 2003. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the Securities and Exchange Commission. From November 1997 to February 2002, Ms. Unger served as a SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the

United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. Ms. Unger also serves as a director of Borland Software Corporation and Medical Office Properties, Inc.

Henry D. G. Wallace Age 58	Former Group Vice President and Chief Financial Officer of Ford Motor Company (auto manufacturing). Mr. Wallace was Group Vice President and Chief Financial Officer of Ford Motor Company (“Ford”) from January 1999 until he retired in December 2001. In 1998, he served as Vice President of Strategic Planning and CFO for Ford’s European Operations. From 1996-1997, he served as President and CEO of Mazda Motor Corporation. Mr. Wallace also serves as a director of Diebold, Inc. and Hayes Lemmerz International, Inc.

The Board recommends that you vote “FOR” the election of all nine nominees for director.

Proposal 2: Approve Amendment to the Charter to Increase the Number of Authorized Shares of Common Stock from 200 to 350 million.

We propose to amend Article IV of the Charter to increase the number of authorized shares of common stock from 200 million to 350 million.

Of the 200 million shares authorized for issuance under our Charter, there are only approximately 92,943,301 million shares unissued and unreserved. As of the record date, there were approximately 108,365,733 million shares issued and outstanding and approximately 15,422,432 million reserved for issuance under employee benefit plans.

Our proposed amendment would increase the number of authorized shares of common stock by 150 million.

•	The rights of additional authorized shares would be identical to the rights of the shares you now hold.

•	The authorization will not, in itself, have any effect on your rights as a stockholder. If the Board were to issue additional shares for other than a stock split or dividend, however, it could have a dilutive effect on Ambac’s earnings per share and on your voting power in Ambac.

•	This proposal is not in response to any effort we know of to accumulate Ambac common stock or to obtain control of Ambac.

•	The Board has no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares.

We believe that the proposed increase is in the best interests of Ambac and our stockholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, for stock splits and stock dividends, acquisitions and mergers, employee benefit plans and other proper business purposes.

•	By having additional shares readily available for issuance, the Board will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of stockholders.

For example, today, if the Board determined that a stock split were advisable to enhance your liquidity or to achieve a more attractive market price for a broader spectrum of investors, the Board would not have sufficient authorized shares available to effect a split.

•	The Board may only issue additional shares of common stock without action on your part if the action is permissible under Delaware law and the rules of the stock exchange on which our common stock is listed.

For example, today, if the Board were to make a stock acquisition, which resulted in an increase of 20% or more in the number of shares of Ambac common stock outstanding, New York Stock Exchange rules would require that we obtain your approval.

The affirmative vote of a majority of the shares outstanding and entitled to vote is required to approve the proposed amendment.

The Board recommends that you vote “FOR” the Amendment to the Charter to Increase the Number of Authorized Shares of Common Stock from 200 to 350 million.

Proposal 3: Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan

Summary of the Proposal

We are asking for your approval of four amendments to the Ambac 1997 Non-Employee Directors Equity Plan. The Board adopted these amendments on December 10, 2003, subject to your approval at the Annual Meeting. The proposed amendments:

•	Increase by 150,000 the number of shares over which we may make awards. These additional shares would be available for future awards of Restricted Stock Units (RSUs). When this new authorization is combined with the shares that currently remain available under the Plan, we will have approximately a total of 219,187 shares available for new awards, of which 187,978 shares may be used for awards other than stock options and stock appreciation rights;

•	Amend Section 6 of the Plan to provide that the five-year award shall be a number of RSUs determined by dividing (A) $210,000 by (B) the average of the high and low selling price of Ambac’s common stock on the New York Stock Exchange on the date of the Annual Meeting;

•	Amend Section 7 of the Plan to replace the annual award of stock options with an annual award of a number of RSUs determined by dividing (A) $60,000 by (B) the average of the high and low selling price of Ambac’s common stock on the New York Stock Exchange on the date of the Annual Meeting; and

•	Extend the period during which we may make grants to eligible directors to the Annual Meeting of Stockholders held in 2011.

Our stockholders originally approved the Plan in 1997. The Plan, as amended, will provide for automatic, non-discretionary awards of RSUs. We will adjust the number of shares available for issuance under the Plan if there are changes in our capitalization, a merger, or a similar transaction. We may issue new shares or treasury shares or both. Treasury shares are shares that we previously issued and subsequently repurchased and are being held in our treasury.

The Plan has reserved 210,000 shares of common stock plus approximately 26,523 unused shares carried forward from the Ambac 1991 Non-Employee Directors Plan. Of this total amount, only 75,000 shares may be used for awards other than stock options and stock appreciation rights, such as RSUs.

As of February 27, 2004, approximately 69,187 shares remained available for new awards under the Plan. Of this amount, a maximum of approximately 37,978 shares can be used for awards other than stock options and stock appreciation rights. The closing market price for Ambac common stock on February 27, 2004 was $78.20.

The 150,000 additional shares that will be available under the Plan, if you approve Proposal No. 3, represent approximately 0.14% of all currently outstanding shares of Ambac common stock.

The Plan is currently scheduled to expire on May 4, 2004. The amendments extend the term of the Plan by seven years, until the Annual Meeting of Stockholders held in 2011.

The amendments will enable us to continue our equity program that has been in effect since 1991. The Board determined that it was in the best interest of Ambac’s stockholders to change the directors’ compensation from a mixture of options and RSUs to all RSUs. The Board believes that RSUs provide a stronger alignment between directors’ and shareholders’ long-term interests than stock options. The Board also found that calculating the number of RSUs included in Annual Awards and Five-Year Awards by reference to a dollar amount, rather than a fixed number of shares, will better inform stockholders of the amount of compensation that directors are receiving for their service on the Ambac Board. The dollar amounts included in the new formulas for Annual Awards and Five-Year Awards were intended by the Board to provide directors with approximately equivalent economic value to the awards they replace (based on the market price of Ambac common stock when the Board approved amendments to the Plan). The Board believes that the program and the Plan have helped Ambac attract, motivate and retain non-employee directors of outstanding ability, and to foster a greater identity of interest between our non-employee directors and our stockholders. The Board believes that it is in the best interests of Ambac and its stockholders to amend the Plan as proposed.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to approve the proposed amendments to the Plan.

The Board recommends that you vote “FOR” the Amendments to Ambac’s 1997 Non-Employee Directors Equity Plan

Principal Features of the Ambac 1997 Non-Employee Directors Equity Plan

We describe below the principal terms of the Ambac Non-Employee Directors Equity Plan, as proposed to be amended.

Purposes	The purposes of the Plan are to promote our long-term growth and financial success by attracting, motivating and retaining non-employee directors of outstanding ability, and to foster a greater identity of interest between our non-employee directors and our stockholders.

If the amendments are approved, the new formulas for five-year awards and annual awards of RSUs will apply for awards made at this year’s Annual Meeting.

Eligibility	Only directors who are not employees of Ambac or any of our subsidiaries may participate in the Plan. Seven of our directors are currently eligible to participate in the Plan: Messrs. Callen, Caporali, Dulude, Gregory and Lassiter and Ms. Considine and Ms. Unger. Mr. Wallace, if elected, would also be eligible to participate in the Plan.

Administration	The full Board administers the Plan. The Board will have authority to adopt rules and regulations that it considers necessary or appropriate to carry out the purposes of the Plan and to interpret the Plan.

Restricted Stock Units

Five-Year Award	At the annual meeting at which a director is first elected to the Board, the director will receive a grant of RSUs equal to (A) $210,000 divided by (B) the average of the high and low selling price of Ambac’s Common Stock on the New York Stock Exchange on the date of the Annual Meeting.

•         RSUs vest in full on the date of the annual meeting held in the fifth year following the date of grant. If a director’s service on the Board terminates by reason of death, permanent disability, retirement or a change in control, the director’s RSUs will immediately vest.

•         Upon vesting of an award of RSUs, a non-employee director standing for reelection will receive an additional grant of restricted stock units. This means that a grant of RSUs equal in value to $210,000 will be made to a director every five years.

Annual Award	At each annual meeting, starting with the 2004 Annual Meeting, each newly-elected director will automatically receive an annual award of RSUs equal to (A) $60,000 divided by (B) the average of the high and low selling price of Ambac’s Common Stock on the New York Stock Exchange on the date of the Annual Meeting.

•         This annual award of RSUs will vest as of the date of the next annual meeting. If a director’s service on the Board terminates by reason of death, permanent disability or change in control, the director’s options will immediately vest.

Directors who are elected other than in connection with an annual meeting (for example, to fill a vacancy) will receive a pro-rated award of stock options that will vest at the first annual meeting following the individual’s election.

No Other Awards	Five-Year Awards and Annual Awards are the only types of award authorized under the Plan.

General	We will credit RSUs to a bookkeeping account that we maintain for each director. We will also credit a director’s account with an amount equal to any dividends paid by Ambac on a number of shares of common stock corresponding to the number of RSUs credited to the account; credits will be in the form of additional RSUs.

As soon as practicable following vesting, we will settle RSUs by delivering to the director the equivalent number of shares of common stock. Prior to settlement, directors will not have the rights of a stockholder in any shares corresponding to the RSUs.

Amendment	We may amend or terminate the Plan at any time. However, we must obtain stockholder approval to increase the maximum number of shares issuable

Also, we may not amend or terminate the Equity Plan without an employee’s consent if it would adversely affect an employee’s rights to previously granted awards.

We have included the full text of the 1997 Non-Employee Directors Plan, including the proposed amendments, as Appendix B.

Benefits of the Ambac 1997 Non-Employee Directors Equity Plan

The table below shows stock options and restricted stock units granted in fiscal 2003 to the individuals and groups indicated under the Plan. These awards are not necessarily indicative of awards that we may make in the future.

Year Ended December 31, 2003

	Stock Options	Restricted Stock Units

Name and Position		Dollar Value $	Number of Restricted Stock Units

Phillip B. Lassiter (1) Chairman and Chief Executive Officer	None	None	None

Robert J. Genader (1) President and Chief Operating Officer	None	None	None

David L. Boyle Vice Chairman	None	None	None

John W. Uhlein III (1) Executive Vice President	None	None	None

Kevin J. Doyle (1) Managing Director and General Counsel	None	None	None

All Executive Officers as a Group (1)	None	None	None

All Non-Executive Officer Employees as a Group (1)	None	None	None

All Non-Employee Directors as a Group	22,500	179,760	3,000

(1) None of the named Executive Officers, Executive Officers or Employees is eligible to participate in the Plan.

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (#)(c)

Equity Compensation Plans Approved by Security Holders	5,688,088	48.64	8,780,764	(1)

Equity Compensation Plans Not Approved by Security Holders (2)	0	N/A	0

Total	5,688,088		8,780,764
(1)	This amount includes 67,209 shares available under the Ambac 1997 Non-Employee Directors Equity Plan of which 37,978 shares are available for future awards of restricted stock, and 8,713,555 shares available under the Ambac 1997 Equity Plan of which 3,940,605 shares are available for future awards other than options and stock appreciation rights. Under the Ambac 1997 Equity Plan, we may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(2)	Currently, all of Ambac’s equity compensation plans have been approved by security holders.

Proposal 4: Ratify Selection of KPMG LLP as Independent Auditors for 2004

We are asking you to ratify the Board’s selection of KPMG LLP, certified public accountants, as independent auditors for 2004. The Audit Committee recommended the selection of KPMG LLP to the Board. KPMG LLP has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

Representatives of KPMG LLP will attend the Annual Meeting to answer your questions. They also will have the opportunity to make a statement if they desire to do so. The work performed by KPMG LLP during 2003 and the related fees are set forth below.

The Board recommends that you vote “FOR” ratification of the selection of KPMG LLP as independent auditors for 2004.

Audit and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2003, and December 31, 2002, and fees billed for other services rendered by KPMG LLP during those periods.

Audit Related Expenses	2002	2003

Audit Fees (1)	$1,350,500	$1,486,000

Audit Related Fees (2)	131,000	132,000

Tax Fees (3)	115,000	71,000

All Other Fees (4)	5,500	15,000

Total	$1,602,000	$1,704,000

(1)	Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and comfort letters.

(2)	Audit related fees consisted principally of audits of employee benefit plans, agreed upon procedures and certain accounting consultations.

(3)	Tax fees consist principally of tax compliance services, tax advice and tax planning services to Ambac and its UK insurance subsidiaries.

(4)	All other fees consist principally of services related to regulatory compliance and statutory actuarial services.

Policy on Audit Committee Pre-Approval of Audit and

Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.  Audit services include audit work performed in connection with the annual and quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services.

2.  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and consultation regarding financial accounting and/or reporting standards.

3.  Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, any audit services provided by the independent auditor will be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent auditor in excess of $100,000.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee has established criteria for director candidates, which is discussed in more detail above on pages 10 and 11.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

•	You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the annual meeting.

•	If we give you less than 70 days’ notice of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required in our By-laws.

Please note that these By-laws requirements relate only to matters you wish to bring before your fellow stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you wish to submit proposals to be included in our 2005 proxy statement, we must receive them on or before Friday, November 26, 2004. Please address your proposals to: Anne G. Gill, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

By order of the Board of Directors,

Anne G. Gill

Managing Director, Corporate Secretary

and Assistant General Counsel

March 25, 2004

Appendix A

AMBAC FINANCIAL GROUP, INC.

Charter of the Audit Committee of the Board of Directors

(As of May 6, 2003)

Mission

The mission of the Ambac Financial Group, Inc. Audit Committee (the “Committee”) is to monitor the corporate control environment of Ambac Financial Group, Inc. (the “Company”). The purpose of the Committee shall include, among other things, to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: 1) the integrity of the Company’s financial statements and other financial information that is provided to stockholders; 2) the performance of the Company’s internal audit function and the Company’s independent auditors; 3) the independent auditors’ qualifications and independence; 4) the compliance with relevant legal, regulatory and accounting requirements; and 5) the performance and effectiveness of the Company’s management of its portfolio credit and market risks. It is the objective of the Committee to maintain free and open means of communications among the Board of Directors, the independent auditors, the internal auditors and the financial and senior management of the Company.

Membership and Meeting Requirements

The Committee will meet at least four times per year in conjunction with the Company’s quarterly board meetings. The Committee shall, periodically, meet separately with management, the executive in charge of the Portfolio Risk Assessment and Internal Audit Group, the internal auditors and the independent auditors in order to fulfill its duties.

The Committee will be comprised of at least four independent directors, who, in the judgment of the Board of Directors, are financially literate or who become financially literate within a reasonable period of time. Each member of the Committee will satisfy all independence and other membership requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (the “Act”), and related rules of the United States Securities and Exchange Commission (the “SEC”). At least one member of the Committee will be an “audit committee financial expert”, as defined under the rules of the SEC, or, if no member of the Committee is an “audit committee financial expert”, then such fact will be disclosed in the Company’s filings with the SEC. At least one member of the Committee will also have, in the judgment of the Board of Directors, accounting or related financial management expertise in accordance with the New York Stock Exchange listing standards (provided that the Board may presume that an individual who qualifies as an “audit committee financial expert” satisfies this requirement as well).

As directed or required by the Committee, the Company’s Vice Chairman of the Portfolio Risk Assessment and Internal Audit Group, Chief Financial Officer, representatives from the Company’s Independent Auditors, the Chief Executive Officer, President or other members of management of the Company will attend Committee meetings.

Duties and Responsibilities

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the independent auditors are responsible for auditing the financial statements and reviewing the unaudited financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors and not to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America (GAAP). In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. The following responsibilities are within the authority of the Committee, and shall not be delegated or allocated to a different committee of the Board:

1)	Report regularly to the Board to discuss issues regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

2)	Prepare a report, for inclusion in the Company’s proxy statement or, if applicable, Annual Report on Form 10-K, as required by the rules of the SEC, disclosing that the Committee:

a)	reviewed and discussed the audited financial statements with management;

b)	discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (which requires the independent auditors to communicate to the Committee matters related to the conduct of the audit ); and

c)	received the written disclosures and the letter from the auditors regarding the auditors’ independence, including all non-audit services and fees and discussed the auditors’ independence as required by Independent Standards Board Standard No. 1 with the auditors (which requires the independent auditors to disclose any relationship that could impact the auditors’ objectivity and independence);

and that, based on the review and discussions referred to in paragraphs (a) through (c), recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K.

3)	Review with management and the independent auditors the Company’s annual financial statements prior to the filing of its Form 10-K and its quarterly financial statements prior to the filing of its Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

4)	Review annually with management and the Company’s independent auditors:

a)	all critical accounting practices and policies to be used; and

b)	all alternative treatments of financial information within GAAP that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors.

5)	Review with management and the Company’s independent auditors:

a)	major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles;

b)	any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative GAAP methods on the Company’s financial statements; and

c)	the effect of regulatory and accounting initiatives, as well as off- balance sheet structures, on the Company’s financial statements.

6)	Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. In connection with the above, the Committee should review with the independent auditors:

a)	any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);

b)	any communications between the audit team and the independent auditor’s national office regarding auditing or accounting issues; and

c)	all other material written communications between the independent auditors and management, including any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors.

7)	Discuss the type and presentation of information to be included in the Company’s earning press releases (paying particular attention to any use of “pro forma” or “adjusted” information not in compliance with GAAP ), as well as review any financial information and earnings guidance provided by the Company to analysts and rating agencies, provided that the Committee need not discuss in advance, in each instance, such disclosures.

8)	Resolve all disagreements between management and independent auditors regarding financial reporting or audit, review or attest services.

9)	Select the Company’s independent auditors, approve the fees and terms of the independent auditors’ engagement, review the scope of the annual audit of the Company’s financial statements, review and evaluate the performance and independence of the independent auditors, including the lead and review partners, monitor the auditors’ compliance with SEC partner rotation requirements, and make decisions regarding the replacement or termination of the independent auditors. When evaluating the independent auditors, the Committee should consider the opinions of management and the Company’s internal auditors, and should consider the desirability of regularly rotating the Company’s independent auditors.

10)	Pre-approve all permitted non-audit services performed by the independent auditors, and/or adopt policies and procedures of the Committee that provide for the automatic pre-approval of permitted non-audit services to be provided by the independent auditors.

11)	At least annually, obtain and review a report from the Company’s independent auditors describing:

a)	the independent auditors’ internal quality-control procedures;

b)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, regarding any independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

c)	all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category).

12)	Set clear hiring policies for employees and former employees of the independent auditors.

13)	Evaluate whether management is setting the appropriate control environment.

14)	Review the Company’s accounting practices, internal controls, and business ethics practices, as appropriate, including monitoring the enforcement of the Company’s Code of Business Conduct.

15)	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16)	Discuss guidelines and policies relating to risk assessment and risk management, the Company’s major financial risk exposures, and steps management has taken to monitor and control such exposures.

17)	Review annually the Company’s disclosure controls and procedures policy and other steps the Company has taken to ensure that all financial and non-financial information required to be disclosed is collected, summarized, evaluated and reported within the time periods specified in the SEC’s rules and forms.

18)	Meet with management and internal auditors of the Company to review compliance with risk management and underwriting policies related to the Company’s insured book of business and investment portfolio.

19)	Review with the chief executive officer and chief financial officer and independent auditors, periodically, the following:

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls identified by the Company’s independent auditors;

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

c)	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

20)	Review the Company’s internal audit function, including its independence, its responsibilities, budget and staffing, the scope of the audits, the findings of the internal auditors, and management’s response and implementation of such recommendations.

21)	Review annually with the Company’s general counsel, and outside counsel, when appropriate, legal and regulatory matters, if any, that may have a material impact on the financial statements and the Company’s compliance policies.

22)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

23)	Conduct, and review with the Board, an annual performance evaluation of the Committee.

24)	Review and reassess the adequacy of the audit committee charter on an annual basis.

25)	As appropriate, obtain advice and assistance from outside legal, accounting and other advisors, consultants or experts, and ensure that the Company provides appropriate funding for the payment of the fees of such advisors.

26)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

Appendix B

AMBAC FINANCIAL GROUP, INC.

1997 Non-Employee Directors Equity Plan

(as proposed to be amended through May 4, 2004)

1.  Purpose

The purpose of the Ambac Financial Group, Inc. 1997 Non-Employee Directors Equity Plan (the “Plan”) is to promote the long-term growth and financial success of the Company by attracting, motivating and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.

The Plan replaces the AMBAC Inc. 1991 Non-Employee Directors Stock Plan (the “Predecessor Plan”). From and after the effective date of the Plan as provided in Section 11 below, no further awards shall be made under the Predecessor Plan.

2.  Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Annual Award ” means an Award of Director Options (made in respect of Annual Meetings up to and including the 2003 Annual Meeting) or Director Annual Stock Units (made in respect of Annual Meetings beginning with the 2004 Annual Meeting), in each case as provided in Section 7 below.

“Annual Meeting ” means an annual meeting of the Company’s stockholders.

“Award ” means any or all (as the context requires) of Director Annual Stock Units, Director Five-Year Stock Units and Director Options.

“Board ” means the Board of Directors of the Company.

“Change in Control ” means:

(i)  the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Common Stock then outstanding, but shall not include any such acquisition by:

(A)  the Company;

(B)  any Subsidiary of the Company;

(C)  any employee benefit plan of the Company or of any Subsidiary of the Company;

(D)  any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

(E)   any Person who as of January 31, 1996 was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all affiliates and associates of such Person, becomes the beneficial owner of 25% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred; or

(F)   any Person who becomes the beneficial owner of 20% or more, or, with respect to a Person described in clause (E) above, 25% or more, of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of 20% or more, or 25% or more, as the case may be, of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, whereupon a Change in Control shall be deemed to have occurred or

(ii)  individuals who, as of the date this Plan is approved by the Board, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of such Board; or

(iii)  approval by the stockholders of the Company of (A) a merger or consolidation of the Company with any other corporation, (B) the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any Subsidiary) pursuant to applicable stock exchange requirements, or (C) sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of common stock and 70% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock.

“Common Stock ” means the Common Stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 13 below.

“Company ” means Ambac Financial Group, Inc., a Delaware corporation, or any successor to substantially all its business.

“Director Account ” means the bookkeeping record established for each Non-Employee Director. A Director Account is established only for purposes of measuring the value of the Company’s obligation to a Non-Employee Director in respect of Director Stock Units and earnings thereon and not to segregate assets or to identify assets that may be used to settle Director Stock Units.

“Director Annual Stock Unit ” means a restricted stock unit granted to a Non-Employee Director pursuant to Section 7 hereof.

“Director Five-Year Stock Unit ” means a restricted stock unit granted to a Non-Employee Director pursuant to Section 6 hereof.

“Director Option ” means a right to purchase shares of Common Stock granted to a Non-Employee Director pursuant to Section 7 hereof.

“Director Stock Unit ” means either a Director Five-Year Stock Unit or a Director Annual Stock Unit. A Director Stock Unit shall represent the right to receive one share of Common Stock upon satisfaction of the conditions to vesting and settlement specified in the Plan. Director Stock Units shall be settled exclusively in Common Stock.

“Effective Date ” means the effective date of the Plan provided for in Section 11 below.

“Fair Market Value ” means the average of the highest and the lowest quoted selling price of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange on the applicable valuation date or, if there were no sales on such valuation date, the average of the highest and the lowest quoted selling prices on said composite tape for the preceding business day.

“Non-Employee Director ” means a member of the Board who is not an employee of the Company or any of its subsidiaries.

“Permanent Disability ” means a physical or mental impairment rendering a Non-Employee Director substantially unable to function as a member of the Board for any period of six consecutive months. Any dispute as to whether a Non-Employee Director is Permanently Disabled shall be resolved by a physician mutually acceptable to the Non-Employee Director and the Company, whose decision shall be final and binding upon the Non-Employee Director and the Company.

“Person ” means any individual, firm, corporation, partnership or other entity.

“Predecessor Plan ” has the meaning set forth in Section 1 above.

“Subsidiary ” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3.  Administration

(a)  Administration by the Board.    The Plan shall be administered by the Board, which may adopt rules and regulations it considers necessary or appropriate to carry out the Plan’s purposes. The Board’s interpretation and construction of any Plan provision shall be final and conclusive. The Board may, but need not, from time to time delegate some or all of its authority under the Plan to a committee consisting of one or more members of the Board, any such delegation to be subject to the restrictions and limits that the Board specifies at the time of such delegation or thereafter. References in the Plan to the “Board” shall, to the extent consistent with the terms and limitations of any such delegation, be deemed to include a reference to any such committee to which the Board’s authority hereunder has been delegated.

(b)  Award Certificate.    The terms and conditions of each grant of Director Stock Units and Director Options under the Plan shall be embodied in an award agreement or award certificate which shall incorporate the Plan by reference, shall indicate the date on which the Director Stock Units or Director Options were granted and the number of Director Stock Units or Director Options granted on such date.

4.  Shares Available

Subject to the provisions of Section 13 below, the maximum number of shares of Common Stock which may be issued under the Plan (the “Section 4 Limit ”) shall be 360,000 shares plus the number of shares of Common Stock that remain available for issuance under the Predecessor Plan as of the date the Plan is approved by the stockholders of the Company (increased by any shares of Common Stock subject to any Award (or portion thereof) outstanding under the Predecessor Plan on such date which lapses, expires or is otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares). Subject to Section 13 below, of the shares of Common Stock available for issuance under the Plan, no more than 225,000 shares may be issued upon settlement of Director Stock Units. For purposes of determining the number of shares of Common Stock that remain available for issuance, there shall be added back to the Section 4 Limit and again be available under the Plan any shares of Common Stock tendered to pay the exercise price of a Director Option. Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan.

5.  Eligibility

Director Stock Units and Director Options shall be granted only to Non-Employee Directors.

6.  Director Five-Year Stock Units

(a)  Grants of Director Five-Year Stock Units.    Director Five-Year Stock Units shall be awarded under the Plan as follows:

(i)  On the date of the Annual Meeting coincident with or first succeeding a Non-Employee Director’s initial election to the Board (or re-election to the Board after a period during which the Non-Employee Director did not serve on the Board), the Non-Employee Director shall receive a grant of a number of Director Five-Year Stock Units calculated by dividing (x) $210,000, by (y) the Fair Market Value of one share of Common Stock on the date of the relevant Annual Meeting.

(ii)  As of the date of the Annual Meeting that is closest in time to the applicable vesting date of any Director Five-Year Stock Units in accordance with Section 6(b)(i) below, or the vesting date of any restricted shares under the Predecessor Plan in accordance with Section 6(c)(i) thereof, a Non-Employee Director shall receive an additional grant of Director Five-Year Stock Units (an “Additional Grant ”), provided that (A) the Annual Meeting as of which the Additional Grant is to be made occurs during the term of the Plan as set forth in Section 11 below, and (B) the Non-Employee Director is standing for re-election at such Annual Meeting. The number of Director Five-Year Stock Units included in such Additional Grant shall be calculated by dividing (x) $210,000, by (y) the Fair Market Value of one share of Common Stock on the date of the relevant Annual Meeting in connection with which the Additional Grant is made.

(b)  Vesting; Accelerated Vesting; Deferral.

(i)  Director Five-Year Stock Units granted in respect of a given Annual Meeting, and any additional Director Five-Year Stock Units credited to a Director Account in respect of earnings or other distributions on such Director Five-Year Stock Units as provided in Section 6(c), shall vest on the fifth anniversary of the date of grant and shall be settled as soon as practicable thereafter, provided that the Non-Employee Director shall have remained a member of the Board continuously from the date of grant until the earlier of (A) such fifth anniversary or (B) if the Non-Employee Director declines to stand for re-election to the Board at the Annual Meeting held in the fifth calendar year following the date of grant, the date of such Annual Meeting.

(ii)  Notwithstanding the provisions of Section 6(b)(i) above, all Director Five-Year Stock Units granted to a Non-Employee Director shall immediately vest upon the first to occur of (A) a Non-Employee Director ceasing to be a member of the Board as a result of retirement from the Board in accordance with the retirement policy then applicable to Board members, (B) a Non-Employee Director ceasing to be a member of the Board as a result of death or Permanent Disability or (C) subject to the following sentence, a Change in Control of the Company, and shall be settled as soon as practicable thereafter. Notwithstanding the preceding sentence, if any Person commences a tender offer for shares of Common Stock which, if successfully completed, would result in a Change in Control, then all Director Five-Year Stock Units granted to a Non-Employee Director shall vest and be settled immediately prior to the scheduled expiration of such tender offer, and the Company shall have instituted procedures to enable the Non-Employee Director, if he so desires, to tender the shares issued upon settlement of such Director Five-Year Stock Units into such offer.

(c)  Forfeiture of Grant.    Except as provided in Section 6(b)(ii) above, all Director Five-Year Stock Units shall be forfeited, and all rights of the Non-Employee Director to or with respect to such Director Stock Units shall terminate without any obligation on the part of the Company, upon the termination of a Non-Employee Director’s service as a member of the Board prior to the date on which such Director Five-Year Stock Units vest in accordance with Section 6(b)(i) above.

7.  Annual Awards

(a)  General.    As of the date of each Annual Meeting, commencing with the 1997 Annual Meeting, each Non-Employee Director shall automatically receive an Award of Director Options or Director Annual Stock Units as provided in this Section 7. A Director Option shall entitle a Non-Employee Director to purchase a specified number of shares of Common Stock during a specified period at an exercise price per share of Common Stock determined as provided below. All Director Options provided for herein shall have the general terms and conditions set forth in Section 9 below.

(b)  Grants of Director Options.    As of the date of each Annual Meeting, commencing with the 1997 Annual Meeting, each Non-Employee Director shall automatically receive Director Options to purchase 3,750 shares of Common Stock provided that the Non-Employee Director shall continue to serve as a director of the Company after such Annual Meeting, provided, however, that beginning with the 2004 Annual Meeting, no further Awards of Director Options shall be made. The exercise price per share of Common Stock of each Director Option provided for in this Section 7(b) shall be the Fair Market Value of one share of Common Stock on the date of the relevant Annual Meeting.

(c)  Grants of Director Annual Stock Units.    As of the date of each Annual Meeting, commencing with the 2004 Annual Meeting, each Non-Employee Director shall automatically receive a number of

Director Annual Stock Units determined by dividing (i) $60,000 by (ii) the Fair Market Value of one share of Common Stock on the date of the relevant Annual Meeting.

(d)  Grants to New Directors.    A Non-Employee Director who is initially elected or appointed to the Board other than in connection with an Annual Meeting shall receive, as of the date of such initial election or appointment, (i) if such appointment is made prior to the 2004 Annual Meeting, Director Options to purchase a number of shares determined by multiplying 3,750 by a fraction (the “Proration Fraction”), the numerator of which is the number of full months remaining until the next Annual Meeting (starting with the month following the date of election or appointment and counting the month in which the next Annual Meeting is scheduled to occur as a full month) and the denominator of which is 12 and (ii) if such appointment is made after the 2004 Annual Meeting, a number of Director Annual Stock Units calculated by multiplying (x) the number of Director Annual Stock Units that were awarded to each Non-Employee Director in connection with the immediately preceding Annual Meeting, times (y) the Proration Fraction. (If the date of the next Annual Meeting has not been scheduled at the time of the Non-Employee Director’s initial election or appointment, it shall be assumed that the next Annual Meeting will occur in the same month as the immediately preceding Annual Meeting.) The exercise price per share of Common Stock of each Director Option provided for in this Section 7(d) shall be the Fair Market Value of one share of Common Stock on the date of the Non-Employee Director’s election or appointment to the Board.

(e)  Vesting.    Annual Awards shall vest as of the first anniversary of the date of grant, assuming that the Non-Employee Director has continued to serve as a member of the Board until the earlier of (A) such first anniversary or (B) if the Non-Employee Director declines to stand for reelection to the Board at the Annual Meeting held in the calendar year following the date of grant, the date of such Annual Meeting. Notwithstanding the preceding sentence, all Annual Awards shall be considered fully vested upon the earlier to occur of (X) termination of the Non-Employee Director’s service on the Board by reason of death or Permanent Disability or (Y) a Change in Control, provided, however, that if any Person commences a tender offer for shares of Common Stock which, if successfully completed, would result in a Change in Control, then all Annual Awards granted to a Non-Employee Director shall vest and, in the case of Director Annual Stock Units, be settled, immediately prior to the scheduled expiration of such tender offer, and the Company shall have instituted procedures to enable the Non-Employee Director, if he so desires, to tender the shares issued upon the exercise of Director Options or upon the settlement of Director Annual Stock Units into such offer.

8. General Terms and Conditions of Director Stock Units

(a)  Accounts.    As of any date as of which a Non-Employee Director is granted Director Stock Units, the Director Account of such Non-Employee Director will be credited with the number of Director Stock Units so granted. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Stock, each Director Account will be credited with an additional number of Director Stock Units (including fractions thereof) determined by dividing (A) the amount of cash, or the value (as determined by the Board) of any securities or other property, paid or distributed in respect of one outstanding share of Common Stock by (B) the Fair Market Value of a share of Common Stock for the date of such payment or distribution, and multiplying the result of such division by (C) the number of Director Stock Units that were credited to the Director Account immediately prior to the date of the dividend or other distribution. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock.

(b)  Notwithstanding the provisions of Sections 6(b)(i), 6(b)(ii) and 7(e) above, a Non-Employee Director may elect to defer settlement of any or all Director Stock Units to a date subsequent to the vesting date of such Director Stock Units, provided that no such deferral may extend beyond the earlier of (i) the Non-Employee Director’s termination of service on the Board or (ii) the Non-Employee’s death. Settlement of any deferred Director Stock Units shall be made on or as soon as practicable following the date specified by the Non-Employee Director in the relevant deferral election or, if applicable, the earlier of the dates specified in clauses (i) and (ii) of the preceding sentence.

(c)  Delivery of Share Certificates.    As soon as practicable following the vesting of Director Stock Units as provided in Sections 6(b)(i), 6(b)(ii) or 7(e) above, or the date for deferred settlement as provided in Section 8(b) above, Director Stock Units shall be settled either by: (i) delivery to the Non-Employee Director of a share certificate for the number of shares corresponding to such Director Stock Units (any fractional Director Stock Unit shall be rounded up to the next whole Director Stock Unit) or (ii) the transfer of the corresponding number of shares equal to the number of Director Stock Units being settled (any fractional Director Stock Unit shall be rounded up to the next whole Director Stock Unit) to the brokerage account designated by the Non-Employee Director to the Company in writing prior to settlement. Shares delivered in settlement of Director Stock Units shall be free of all such restrictions, except any that may be imposed under applicable law or the Company’s trading policy.

(d)  No Stockholder Rights.    The crediting of Director Stock Units to a Director Account shall not confer on the relevant Non-Employee Director any rights as a stockholder of the Company.

9.  General Terms and Conditions Director Options

(a)  Option Term.    Each Director Option shall expire on the date of the Annual Meeting held in the seventh calendar year following the date of grant, subject to earlier expiration as provided herein, provided, however, that Director Options granted to a Non-Employee Director whose initial election occurs other than in connection with an Annual Meeting shall be treated for this purpose as though they had been granted at the first Annual Meeting following such initial election.

(b)  Vesting; Accelerated Vesting; Effect of Termination of Service.

(i)  Exercisability.    Director Options shall become exercisable upon vesting.

(ii)  Exercise Following Termination of Service.    Following termination of a Non-Employee Director’s service on the Board, the former Non-Employee Director (or the former Non-Employee Directors’ estate, personal representative or beneficiary, as the case may be) shall have the right, subject to the other terms and conditions hereof, to exercise all Director Options that had vested as of or in connection with the termination of service:

(A)  at any time within three years after the date of termination of service, if such termination was by reason of death, Permanent Disability or retirement from the Board in accordance with the retirement policy then in effect for Board members, or

(B)  in all other cases, at any time within one year after the date of termination of service; subject, in all case, to earlier expiration of the Director Option pursuant to Section 9(a) above.

(c)  Notice of Exercise.    Subject to the other terms and conditions of the Plan, a Non-Employee Director may exercise all or any portion of a vested Director Option by giving written notice of exercise to the Company or its designated agent, provided, however, that no fewer than 10 shares of Common Stock may be purchased upon any exercise of a Director Option unless the number of shares purchased at such time is the total number of shares in respect of which the Director Option is then exercisable, and provided, further, that in no event shall the Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company or its agent receives such written notice or (ii) the date on which the conditions provided in Sections 9(d) and 9(e) below are satisfied.

(d)  Payment.    The exercise price of a Director Option may be paid in cash or previously owned shares or a combination thereof or by any other method approved by the Board.

(e)  Limitation on Exercise.    A Director Option shall not be exercisable unless the Common Stock subject thereto has been registered under the Securities Act of 1933, as amended (the “1933 Act”), and qualified under applicable state “blue sky” laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.

(f)  Issuance of Shares.    Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the exercise price for the number of shares with respect to which a Director Option is exercised, the Company shall deliver to the exercising Non-Employee Director, at the principal office of the Company or at such other location as may be acceptable to the Company and the Non-Employee Director, one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Non-Employee Director. Notwithstanding the foregoing, the Board in its discretion may, subject to rules and procedures as it may adopt or impose from time to time, provide Non-Employee Directors with the opportunity to defer receipt of shares of Common Stock issuable upon exercise of Director Options.

10.  Transferability

Director Stock Units (including interests in a Director Account) and Director Options may not be transferred, pledged, assigned or otherwise disposed of except by will or the laws of descent and distribution or pursuant to a domestic relations order, provided, however, that Director Options may be transferred to a member or members of a Non-Employee Director’s immediate family (as defined below) or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such immediate family members (collectively as “Permitted Transferees”), subject to such rules and procedures as may from time to time be adopted or imposed by the Board. If a Director Stock Option is transferred to a Permitted Transferee, it shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Non-Employee Director. A Non-Employee Director shall notify the Company in writing prior to any proposed transfer of a Director Option to a Permitted Transferee and shall furnish the Company, upon request, with information concerning such Permitted Transferee’s financial condition and investment experience. For purposes of the Plan, a Non-Employee Director’s “immediate family” means any child, stepchild, grandchild, spouse, son-in-law or daughter-in-law and shall include adoptive relationships; provided, however, that if the Company adopts a different definition of “immediate family” (or similar term) in connection with the transferability of employee stock options awarded to employees of the Company, such definition shall apply, without further action of the Board, to the Plan.

11.  Term

(a)  Effective Date; Expiration.    The Effective Date shall be the date of the 1997 Annual Meeting, assuming the Plan is approved by the stockholders of the Company at such Annual Meeting. Unless earlier terminated in accordance with Section 12 below, the Plan shall expire on the date of the Annual Meeting held in 2011. Grants of Director Five-Year Stock Units and Director Annual Stock Units shall be made in connection with the Annual Meeting held in 2011, and shall be the last grants made under the Plan. Expiration of the Plan in connection with the Annual Meeting held in 2011 shall not affect Awards made prior to such Annual Meeting, which Awards shall remain outstanding subject to the terms hereof.

(b)  Coordination with Predecessor Plan.    Awards of “Directors Shares” (as such term is defined in the Predecessor Plan) shall be made under the Predecessor Plan in connection with the 1997 Annual Meeting. Assuming the Plan is approved by the stockholders of the Company at the 1997 Annual Meeting, no further Awards shall be made under the Predecessor Plan after the Effective Date. Awards outstanding under the Predecessor Plan (including Awards made in connection with the 1997 Annual Meeting) shall remain outstanding after the Effective Date subject to the terms thereof.

12.  Amendments

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole of in part, including without limitation to amend the provisions for determining the amount of Director Stock Units or Directors Options to be issued to a Non-Employee Director, provided, however, that:

(i)  any amendment which under the requirements of applicable law or stock exchange rule must be approved by the stockholders of the Company shall not be effective unless and until such stockholder approval has been obtained in compliance with such law or rule;

(ii)  except as provided in Section 13 below, the Board may not, without the approval of the Company’s stockholders, increase the number of shares available for issuance under the Plan pursuant to Section 4 above or the number of Director Stock Units or Director Options to be issued to any Non-Employee Director pursuant to Section 6 or Section 7 above or reduce the exercise price of a Director Option.

No termination or amendment of the Plan that would adversely affect a Non-Employee Director’s rights under the Plan with respect to any Award made prior to such action shall be effective as to such Non-Employee Director unless he or she consents thereto.

13.  Adjustment of and Changes in Shares

In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, distribution of property, special cash dividend or other change in corporate structure affecting the shares, the Board, in its discretion, may make (i) such proportionate adjustments as it considers appropriate in the number and kind of shares authorized for issuance hereunder in order to preserve, but not increase, the benefits or potential benefits intended to be made available hereunder and/or (ii) such other adjustments as it deems appropriate. The Board’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Non-Employee Directors who receive grants under the Plan.

14.  No Right to Re-election

Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company’s stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

15.  Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

16.  No Restriction on Right of Company to Effect Corporate Changes

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

17.  Unfunded Plan

The Plan is unfunded. Prior to the payment or settlement of any Award of Director Stock Units or the exercise of any Director Options, nothing contained herein shall give any non-Employee Director any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock with respect to Awards hereunder.

ONE STATE STREET PLAZA, NEW YORK, NY 10004

Ambac Financial Group, Inc.

c/o Corporate Election Services

P.O. Box 1150

Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number (indicated below) and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number (indicated below) and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 3, 2004, to be counted in the final tabulation.

Your Control Number is:

ê Please fold and detach card at perforation before mailing. ê

AMBAC FINANCIAL GROUP, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 4, 2004.

The undersigned hereby appoints Gregg L. Bienstock and Anne G. Gill, and each of them, proxies, with power of substitution, to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 4, 2004 at 11:30 a.m., local time, at Ambac’s executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

Signature(s)

Signature(s)

Signature(s)

IMPORTANT:   Please sign EXACTLY as your name(s) appears on the left. Joint owners should each sign. If you are signing as an executor, administrator, trustee, guardian, attorney or corporate officer, please give your full title.

Date:                                                                             ,   2004

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê Please fold and detach card at perforation before mailing. ê

AMBAC FINANCIAL GROUP, INC.	PROXY

Please indicate below how you wish your shares to be voted. Unless you indicate otherwise, your proxy will vote “FOR” all of the Proposals on this card. We cannot vote your shares unless you sign, date and return this card.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.

1.	Elect Nine Directors
Nominees:
	(01) Phillip B. Lassiter	(02) Michael A. Callen	(03) Renso L. Caporali	(04) Jill M. Considine
	(05) Richard Dulude	(06) Robert J. Genader	(07) W. Grant Gregory	(08) Laura S. Unger
(09) Henry D.G. Wallace

❑	FOR all nominees listed above. (Except as listed to the contrary below.)	❑	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below.

2.	Amend the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 200 million to 350 million.	❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	Approve Amendments to the Ambac 1997 Non-Employee Directors Equity Plan.	❑ FOR	❑ AGAINST	❑ ABSTAIN

4.	Ratify Selection of KPMG LLP as Independent Auditors for 2004.	❑ FOR	❑ AGAINST	❑ ABSTAIN

TO BE SIGNED AND DATED ON REVERSE SIDE